UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) of § 240.14a-12

I-many, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.0001 per share, of I-many, Inc.

(2)	Aggregate number of securities to which transaction applies:

42,720,060 shares of Common Stock, 9,497,450 shares of Common Stock subject to outstanding options and 919,608 shares of Common Stock subject to outstanding warrants.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of: (a) the product of 42,720,060 shares of common stock and the merger consideration of $1.55 per share; and (b) the difference between the per share merger consideration and the exercise price per share of each of 6,214,459 shares of common stock issuable upon the exercise of outstanding options and warrants with an exercise price below $1.55 per share. The fee was determined by multiplying the aggregate amount calculated above by the applicable filing fee calculation rate of $117.70 per $1,000,000 (pro rated for amounts less than $1,000,000) of the aggregate amount.

(4)	Proposed maximum aggregate value of transaction:

$73,200,222

(5)	Total fee paid:

$8,615.67

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[I-MANY LOGO]

399 THORNALL STREET

EDISON, NEW JERSEY

To the Stockholders of I-many, Inc.:

You are cordially invited to attend a special meeting of the stockholders of I-many, Inc., a Delaware corporation (“I-many”), to be held on             , 2005, at     :        , local time, at                     . A notice of the special meeting, a proxy statement and a proxy card are enclosed.

At the special meeting, we will ask you to vote upon adoption of a merger agreement under which Indigo Merger Corporation, a Delaware corporation and wholly owned subsidiary of Selectica, Inc., a Delaware corporation (“Selectica”), will merge with and into I-many (the “merger”). I-many will be the surviving entity in the merger and, as a result of the merger, it will be a wholly owned subsidiary of Selectica. As part of this merger, you will be entitled to receive $1.55 per share in cash, without interest, for each share of I-many common stock that you own. A copy of the merger agreement is attached to this document as Appendix A and you are encouraged to read it in its entirety.

The board of directors of I-many believes that the proposed merger is advisable and in the best interests of I-many and its stockholders. Therefore, I-many’s board of directors has unanimously adopted the merger agreement and the merger and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

In order to complete this merger, the holders of a majority of I-many’s outstanding common stock represented in person or by proxy must affirmatively adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the merger agreement. We encourage you to read this entire document carefully.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, we urge you to vote your shares by signing the enclosed proxy card and returning it in the envelope provided or by faxing it to the attention of              at             , as soon as possible. You may also vote by submitting a proxy by telephone by calling              or through the Internet at              using the control number on your proxy card. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote in person. Failure to submit a properly executed proxy by mail, fax, telephone or through the Internet or to vote at the special meeting has the same effect as a vote “AGAINST” the merger agreement.

Your prompt cooperation will be greatly appreciated.

Sincerely,

A. Leigh Powell

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction described in this proxy statement, passed upon the fairness or merits of the transaction, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The accompanying proxy statement is dated             , 2005 and was first mailed to stockholders on or about             , 2005.

The information contained in the accompanying proxy statement speaks only as of its date unless the information specifically indicates that another date applies.

[I-MANY LOGO]

399 THORNALL STREET

EDISON, NEW JERSEY

            ,

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2005

To the Stockholders of I-many, Inc.:

I-many, Inc., a Delaware corporation (“I-many”), will hold a special meeting of stockholders at              at     :        , local time, on             , 2005, for the following purposes:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 3, 2004, by and among Selectica, Inc., Indigo Merger Corporation and I-many (the “merger agreement”), whereby Indigo Merger Corporation will merge with and into I-many, with I-many as the surviving corporation as described in the accompanying proxy statement (the “merger”); and

•	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Only record holders of common stock at the close of business on             ,              are entitled to receive notice of and will be entitled to vote at the special meeting, including any adjournments or postponements of the special meeting.

Under Delaware law, if the merger is completed, holders of I-many common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your rights, you must submit a written demand for an appraisal prior to the stockholder vote on the merger agreement, and comply with other Delaware law procedures explained in the accompanying proxy statement.

Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible by mail or by faxing it to the attention of              at             , whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting in accordance with your proxy. You may also vote by submitting a proxy by telephone by calling              or through the Internet at              using the control number on your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.

Edison, New Jersey

                    , 2005

By Order of the Board of Directors,

A. Leigh Powell

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or fax it to the attention of              at              or submit a proxy by telephone by calling              or through the Internet at             . Giving your proxy now will not affect your right to vote in person if you attend the meeting.

TAB LE OF CONTENTS

OTHER MATTERS	47
Other Business for the Special Meeting	47
Proposals for Annual Meeting of Stockholders	47

WHERE YOU CAN FIND MORE INFORMATION	48

APPENDICES
Merger Agreement	Appendix A
Opinion of First Albany Capital Inc.	Appendix B
Delaware General Corporation Law Section 262	Appendix C

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposed merger and the I-many special meeting of stockholders. You should still carefully read this proxy statement in its entirety, including the attached appendices.

The Special Meeting

Q:	When and where is the I-many special meeting?

A:	The special meeting of the stockholders of I-many, Inc., a Delaware corporation (“I-many”), will be held on , 2005, at : a.m., at local time, at .

Q:	What am I being asked to vote on?

A:	You are being asked to adopt an agreement and plan of merger, dated as of December 3, 2004, that provides for Indigo Merger Corporation to be merged with and into I-many, with I-many as the surviving corporation. Indigo Merger Corporation is a newly formed Delaware corporation that is a wholly owned subsidiary of Selectica, Inc. (“Selectica”).

Q:	What does I-many’s board of directors recommend?

A:	I-many’s board of directors believes that the proposed merger is advisable and in the best interests of I-many and its stockholders. The board of directors approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review the background of and reasons for the merger, see “Background of the Merger” and “Reasons for the Recommendation of our Board of Directors.”

In considering the recommendation of our board of directors, you should be aware that our directors, executive officers and employees have interests in the merger that are different from yours. See “Our Directors, Executive Officers and Employees Have Interests in the Merger That Differ from Your Interests.”

The Proposed Merger

Q:	What is the proposed transaction?

A:	Selectica will acquire us by merging a subsidiary of Selectica into us, and we will become a wholly owned subsidiary of Selectica. Following the merger, we will no longer be a publicly traded corporation.

Q:	What will I be entitled to receive if the merger is completed?

A:	If the merger is completed, each I-many common share that you hold will be converted into the right to receive $1.55 in cash, without interest, less any applicable withholding taxes (other than shares owned by I-many stockholders who properly exercise their appraisal rights under Delaware law). You will not have any ownership interest in I-many after completion of the merger.

Q:	When will the merger be completed?

A:	We are working towards the completion of the merger as quickly as possible. Completion of the merger is expected to occur as soon as practicable after the adoption of the merger agreement by I-many’s stockholders at the special meeting and after the other conditions to the merger are satisfied or waived. See “The Merger Agreement — Conditions to the Closing of the Merger.”

Q:	What are my appraisal rights?

A:	I-many stockholders are entitled to appraisal rights under Delaware law by following the requirements specified in Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Appendix C to this proxy statement. See “Appraisal Rights.”

Q:	When will I receive the merger consideration?

A:	Following the merger, you will receive a letter of transmittal from the exchange agent appointed under the merger agreement. The letter of transmittal will include instructions for completion and an address where you will send your stock certificates. When you send your stock certificates, together with a completed letter of transmittal, to the exchange agent, the agent will promptly distribute the merger consideration to you.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash in exchange for shares of I-many common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a U.S. stockholder who, pursuant to the merger, receives cash for such holder’s common stock will be treated as having sold his or her common stock for that cash and will recognize a gain or loss equal to the difference between (i) the amount of cash received in the merger and (ii) such stockholder’s tax basis in the common stock. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. To review a summary of the material tax considerations of the merger, see “Material Federal Income Tax Consequences of the Merger.”

Voting and Proxy Procedures

Q:	Who may vote at the special meeting?

A:	Only “record holders” of I-many common stock at the close of business on , 2005, which is the record date for this special meeting, are entitled to vote at the special meeting in person or by proxy. As of the record date, there were shares of our common stock outstanding and entitled to be voted at the special meeting. You will have one vote for each share of common stock you hold of record on the record date.

Q:	How do the executive officers intend to vote on the merger proposal?

A:	The executive officers intend to vote all of their I-many stock, representing approximately 0.5% of the outstanding stock as of the record date (excluding options held by such officers), in favor of the merger proposal. As disclosed below, the senior officers have interests in the merger which are different from, and in addition to, yours. A. Leigh Powell and Robert Schwartz have each entered into voting agreements with Selectica pursuant to which they have contractually agreed to vote in favor of the merger at the special meeting. See “The Voting Agreements.”

Q:	What vote is required to adopt the merger?

A:	Adoption of the merger requires the favorable vote by holders of a majority of the I-many common stock outstanding as of the record date. Because a broker, bank or other nominee cannot vote without instructions, if your stock is held by such party your failure to give instructions to such party has the same effect as a vote “AGAINST” the merger.

Q:	If my stock is held in “street name” by my broker, will my broker vote my stock for me?

A:	If your I-many stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name.” As a beneficial owner you do not have the right to vote your stock. Only the “record holder” of the stock has such rights. If you wish to vote your stock, you should either (i) obtain a legal proxy from the record holder of the stock appointing you as its legal proxy or (ii) instruct the record holder how you would like the record holder to vote the stock you own. If you do not obtain a legal proxy or instruct the record holder how to vote and do not vote on adoption of the merger agreement, it will be equivalent to voting “AGAINST” adoption of the merger agreement.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its appendices, and consider how it affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope, fax it to the attention of at , or vote by submitting a proxy by telephone by calling or through the Internet at using the control number on your proxy card as soon as possible so that your stock can be voted at the special meeting. If no instructions are indicated, signed and submitted proxies will be voted “FOR” the proposal to adopt the merger agreement.

Q:	May I change my vote after I have delivered a proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by:

•	delivering to our corporate secretary at our corporate offices at 12th Floor, 399 Thornall Street, Edison, NJ 08837 or by fax to the attention of at , on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Q:	Should I send in my stock certificates now?

A:	No. Within a few days after the merger is completed, I-many’s stockholders will receive written instructions for exchanging their I-many stock certificates for cash.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger, you should contact our proxy solicitation agent:

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the requirement that our stockholders adopt the merger agreement with Selectica;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	failure by us to satisfy other conditions to the merger; and

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees.

Please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for a more extensive discussion of factors that could cause actual results to differ materially from our expectations. See “Where You Can Find More Information” on page 48. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date.

Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

SUMMARY

This section highlights selected information from this document and may not contain all the information that is important to you. To understand the merger fully, and for a more complete description of the terms of the merger, you should read carefully this entire document, including the appendices to this proxy statement and the other documents to which we have referred you. See “Where You Can Find More Information,” beginning on page 48. Page references are included in this summary to direct you to a more complete description of the topics in the other parts of this document.

Throughout the document, “I-many,” “we” and “our” refers to I-many, Inc. and its subsidiaries and “Selectica” refers to Selectica, Inc. We refer to the agreement and plan of merger, dated as of December 3, 2004, by and between Indigo Merger Corporation, Selectica and I-many as the “merger agreement.” Pursuant to the merger agreement, Indigo Merger Corporation will merge into I-many. We refer to the merger between Indigo Merger Corporation and I-many, with I-many continuing as the surviving corporation, as the “merger.”

•	Parties to the Proposed Merger

I-many

I-many is a publicly-held provider of enterprise software applications that comprehensively manage any type of commitment, from contracts and obligations to payments and collections. I-many’s solutions assist users in automating contracting processes, ensuring contract compliance and tracking contracting performance, resulting in higher contract revenues and reduced operating costs. More than 100 health and life sciences companies and 180 companies in industries outside of life sciences, such as consumer goods, food service and manufacturing, use I-many solutions. I-many’s common stock is quoted on The Nasdaq National Market, referred to herein as The NASDAQ, under the symbol “IMNY.” I-many’s principal executive offices are located at 399 Thornall Road, Edison, New Jersey 08837, and its telephone number is (800) 832-0228.

Selectica

Selectica is a publicly-held provider of software that enables enterprises to utilize the Internet as a platform for selling complex product and services. Selectica’s software products facilitate its customers’ efforts to correctly configure, price, and quote offerings across multiple distribution channels. Selectica has also recently deployed applications to bridge the gap between customer relationship management, or CRM, applications and other business applications with respect to the management of complex product features and business rules. As a result, Selectica helps its customers reduce process costs, optimize pricing, eliminate rework and concessions, and avoid high-risk business. Businesses that deploy Selectica’s products are able to empower business managers to quickly and easily modify product, service and price information and to implement such modifications throughout the entire enterprise to ensure proper margins and to stay ahead of changing market conditions. Selectica’s product architecture has been designed specifically for the Internet and provides scalability, reliability, flexibility and ease of use. Additionally, Selectica’s products have been developed with an open architecture that leverages data in existing applications, such as enterprise resource planning, or ERP, systems. This allows for an easy-to-install application and reduced deployment time. Across a wide range of industries, Selectica’s products have demonstrated an ability to increase productivity, improve order accuracy, boost return on investment and establish and maintain a competitive advantage. Selectica’s common stock is quoted on The NASDAQ under the symbol “SLTC.” Selectica’s principal executive offices are located at 3 West Plumeria, San Jose, CA 95134, and its telephone number is (408) 570-9700.

Indigo Merger Corporation

Indigo Merger Corporation is a Delaware corporation newly formed for the sole purpose of effecting the merger. This is the only business of Indigo Merger Corporation. Indigo Merger Corporation is a wholly owned subsidiary of Selectica. Indigo Merger Corporation’s principal address is 3 West Plumeria Drive, San Jose, California 95134.

•	The Special Meeting (See page 8)

Time, Place and Date (See page 8)

A special meeting of stockholders of I-many will be held on             , 2005, at     :         a.m., local time, at             . At the special meeting, you will be asked to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A.

Record Date (See page 8)

You may vote at the special meeting if you were the record owner of I-many common stock at the close of business on the record date,             , 2005. On the record date, there were              shares of common stock outstanding and entitled to vote held by approximately              stockholders of record.

Required Vote (See page 8)

You will have one vote for each share of common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding I-many common stock.

Voting and Revocation of Proxies (See page 9)

All shares of our common stock represented by properly completed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. To vote by proxy, a you must fill out, sign and date the proxy card included with this proxy statement and mail the signed proxy in the enclosed return envelope or fax it to the attention of              at              as soon as possible. Alternatively, you may deliver proxies by telephone at              or through the Internet at              using the control number that appears on the proxy card. If no instructions are indicated, the proxies will be voted “FOR” the proposal to adopt the merger agreement. If you abstain from voting, your vote will be counted as a vote “AGAINST” the adoption of the merger agreement.

A stockholder giving the proxy may revoke it by:

•	delivering to our corporate secretary at our corporate offices at 12th Floor, 399 Thornall Street, Edison, NJ 08837 or by fax to the attention of at , on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

•	The Merger (See page 10)

We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. In the merger, Indigo Merger Corporation will merge into I-many, with I-many continuing as the surviving corporation. As a result of the merger, our common stock will no longer be publicly traded or quoted on The NASDAQ. In addition, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the Securities and Exchange Commission. We expect to complete the merger promptly after the special meeting.

•	Merger Consideration

If we complete the merger, you will be entitled to receive $1.55 per share in cash, without interest, less any applicable withholding taxes, for each share of I-many common stock that you own.

In addition, as a result of the merger each option with a per share exercise price of less than $1.55 (whether or not vested) will be cancelled and the holder of such option will be entitled to receive the difference between $1.55 and the per share exercise price of each option, less any applicable withholding taxes. Each option with a per share exercise price of more than $1.55 but less than $1.96, other than options held by A. Leigh Powell or Terrence Nicholson which will be cancelled as a result of the merger, will be assumed by Selectica. All other options will be cancelled in the merger.

In addition, as a result of the merger, all outstanding warrants to purchase shares of our common stock shall either be converted into a warrant to acquire shares of Selectica common stock or represent the right to receive $1.55 per share of our common stock underlying such warrant, as required by the terms of such warrant.

•	Our Board of Directors Recommends Adoption of the Merger Agreement (See page 14)

I-many’s board of directors has determined that the proposed merger is advisable and in the best interests of I-many and its stockholders, and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The board considered several factors in making this determination. Due to the variety of factors considered, the board did not assign relative weights to these factors or determine that any factor was of particular importance. The board reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger. For a discussion of the material factors considered by our board of directors in reaching its conclusion, see “The Merger—Reasons for the Recommendation of our Board of Directors.”

•	O pinion of First Albany Capital Inc. Regarding the Fairness, from a Financial Point of View, of the Merger Consideration (See page 16)

In connection with the merger, the I-many board of directors received a written opinion from First Albany Capital Inc. as to the fairness, from a financial point of view, of the merger consideration to be received by holders of I-many common stock (other than those holders who executed voting agreements in connection with the merger). The full text of First Albany’s written opinion dated December 2, 2004 is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. First Albany’s opinion was provided to our board of directors to assist in its evaluation of the merger consideration from a financial point of view. First Albany’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder with respect to any matters presented to stockholders. See “The Merger—Opinion of Our Financial Advisor.”

•	I-many’s Directors, Executive Officers and Certain Employees Have Interests in the Merger That Differ from Your Interests (See page 21)

When considering the recommendation of our board of directors and deciding how to vote on the merger, you should be aware that I-many’s directors, executive officers (including A. Leigh Powell who is also a director of I-many) and certain employees have interests in the merger that are in addition to, or different from, your interests as stockholders of I-many generally, and that create potential or actual conflicts of interest. Together, our directors and the executive officers control 0.6% of our outstanding stock as of the record date (excluding options held by such directors and executive officers). Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests include:

•	Under the merger agreement, Selectica has agreed that for a period of six years after the completion of the merger it will maintain our current directors’ and officers’ liability insurance policies; provided that Selectica is not required to pay premiums for such insurance in excess of 150% of the current annual premiums that we pay. In addition, for six years, Selectica will cause I-many to honor the indemnification provisions in the organizational documents of I-many and to maintain indemnification provisions in I-many’s certificate of incorporation that are not less favorable than in I-many’s current certificate. See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance”;

•	A. Leigh Powell, Terrence M. Nicholson, Kevin Harris, Leonard Rainow and Robert Schwartz, each of whom is a current executive officer of I-many, have entered into employment agreements with Selectica that will be effective upon completion of the merger. Under the new employment agreements, such executives are entitled to receive, among other things, an integration bonus, a retention bonus, an annual incentive bonus, severance arrangements and option grants. For a full discussion of the new employment arrangements, see “Employment Agreements”;

•	Some of our directors, executive officers and employees have options to purchase our common stock. The holder of each option with a per share exercise price of less than $1.55 (whether or not vested) will be entitled to receive the difference between $1.55 and the per share exercise price of each option, less any applicable withholding taxes. Each option with a per share exercise price of more than $1.55 but less than $1.96, other than options held by A. Leigh Powell or Terrence Nicholson which will be cancelled in the merger, will be assumed by Selectica. All other options will be cancelled in the merger. As of the record date, options to purchase of our shares of common stock were outstanding. See “Our Directors, Executive Officers and Employees have Interests in the Merger That Differ from Your Interests” and “The Merger—Treatment of Stock Options”;

•	From time to time following the merger, Selectica may grant options under its stock option plans to the senior officers and employees of I-many; and

•	Selectica has agreed to continue to provide our employees with their existing benefit plans until Selectica can effect an orderly transition to Selectica’s plans. In addition, our employees may participate in Selectica’s stock purchase plan. See “The Merger Agreement—Employee Benefits.”

See “Security Ownership of Certain Beneficial Owners and Management” for a summary of the number of shares of our common stock held by our executive officers and directors for which they will receive $1.55 per share in the merger.

•	The Merger Will Likely Be a Taxable Transaction for Federal Income Tax Purposes (See page 23)

Your receipt of $1.55 in cash, without interest, pursuant to the merger for each share of our common stock that you own will be treated as your having sold your common stock for cash and will likely be a taxable transaction to you for federal income tax purposes. For federal income tax purposes, each of our U.S. stockholders who receives this consideration, generally, will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between $1.55 per share and each such stockholder’s adjusted tax basis in their stock.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger. See “The Merger—Material Federal Income Tax Consequences of the Merger.”

•	Fin ancing

The total amount of funds required to consummate the merger is estimated to be approximately $70 million. Selectica plans to fund the purchase price using existing cash, cash equivalents and short and long term investments. The merger is not conditioned on any financing arrangements.

•	R egulatory Approvals (See page 23)

Selectica and I-many are required to make a filing and obtain approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Selectica and I-many each filed a notification form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice on December 22, 2004.

•	Conditions to the Merger (See page 36)

The completion of the merger depends on the satisfaction of a number of conditions at or prior to the effective time, including, among others, the following:

•	Holders representing at least a majority of the outstanding shares of our common stock shall have voted to adopt the merger agreement;

•	We and Selectica each shall receive all required governmental approvals for the merger;

•	No injunction or governmental order that prevents completion of the merger shall be in effect;

•	Our representations made in the merger agreement shall be true and correct, subject to exceptions that would not have a material adverse effect on us;

•	Selectica’s representations made in the merger agreement shall be true and correct in all material respects;

•	Each party shall have performed or complied in all material respects with all of its obligations, under the merger agreement;

•	Selectica shall receive letters of resignation from the members of our subsidiaries’ boards of directors and certain of our officers and the officers of our subsidiaries;

•	Each of the employment agreements of A. Leigh Powell and Terrence Nicholson, that were entered into between such individual and Selectica as of the date of the merger agreement, shall be in full force and effect as of the completion of the merger and shall not have been anticipatorily breached or repudiated by such individual or Selectica; and

•	No more than 5% of our outstanding common stock shall have demanded appraisal rights.

•	Ter mination of Merger Agreement (See page 37)

We and Selectica may jointly agree at any time to terminate the merger agreement, even if our stockholders have voted to adopt the merger agreement at the special meeting.

Either Selectica or we may terminate the merger agreement without the agreement of the other party, if, among other things:

•	The merger has not been completed by May 1, 2005 (however, if the merger has not been completed due to the need to comply with government regulatory approvals, this date shall be extended to July 1, 2005);

•	A court issues a final order restraining or otherwise prohibiting the completion of the merger, prohibiting operation of a material portion of our business as a result of the merger or compelling either party to dispose or hold separate a material portion of either participant’s business or assets as a result of the merger; or

•	Stockholders holding a majority of our outstanding common stock do not approve the merger.

Selectica may terminate the merger agreement if, among other things:

•	Any representation or warranty that we make in the merger agreement is not true and correct at any time prior to closing, and such inaccuracy has a material adverse effect and such breach is not timely cured;

•	We have not performed all of our obligations under the merger agreement and such nonperformance is not timely cured;

•	Our board withdraws, modifies or qualifies its recommendation of the merger in a manner adverse to Selectica;

•	Our board recommends a competing transaction (as defined in the merger agreement) to our stockholders or enters into a letter of intent with a third party accepting any competing transaction;

•	Our board fails to reject a competing transaction within 15 business days following receipt by us of a written proposal for a competing transaction; or

•	A tender offer or exchange offer for 15% of more of our outstanding common stock is commenced and our board fails to recommend that our stockholders reject such offer within 15 days.

We may terminate the merger agreement if:

•	Any representation or warranty of Selectica or Indigo Merger Corporation in the merger agreement is not true and correct in all material respects at any time prior to closing, and such breach is not timely cured; or

•	Selectica has not performed all of its obligations under the merger agreement and such nonperformance is not timely cured.

•	Termin ation Fees (See page 38)

The merger agreement provides that, in specified circumstances in which the merger agreement is terminated, we must pay to Selectica a termination fee of $2,450,000. One effect of the termination fee provisions is to make an acquisition of our company more expensive for any other potential acquirer, which might discourage a potential acquirer from making an offer to acquire us. For additional information regarding the termination fee and the circumstances under which it is payable, see “The Merger Agreement—Termination Fee Expenses.”

•	Appraisal Rights (See page 25)

Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than the per share merger consideration for our common stock, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of the adoption of the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “Appraisal Rights.” An executed proxy that is not marked “AGAINST’ or “ABSTAIN” will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is accompanied by the Notice of Special Meeting and a proxy card solicited by our board of directors for use at the special meeting of our stockholders to be held on             , 2005, at     :         a.m., local time, at             .

Matters to be Considered

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and to transact such other matters as may be properly brought before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A, and the merger agreement is summarized in the section “The Merger Agreement.” Under the merger agreement, each outstanding share of our common stock will be converted into the right to receive $1.55 in cash, without interest.

Recommendation of Our Board of Directors

Our board of directors believes that the terms of the merger agreement and the proposed merger are advisable, and in the best interests of I-many and our stockholders. Our board of directors approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. See “Our Directors, Executive Officers and Employees Have Interests in the Merger That Differ from Your Interests.”

Record Date and Quorum

Our board of directors has fixed the close of business on             , 2005 as the record date for the special meeting. Accordingly, only our stockholders of record at the close of business on such date will be entitled to notice of and to vote at the special meeting. On that date, there were              common shares outstanding, held of record by approximately              registered holders.

The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote, as of the record date, will constitute a quorum for the conduct of business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event a quorum is not present at the special meeting, we currently expect to adjourn or postpone the meeting to solicit additional proxies.

Required Vote

The affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon is required to adopt the merger agreement. Abstentions, the failure to submit an executed proxy by mail, fax, telephone or through the Internet or to vote in person at the special meeting, and broker non-votes have the effect of a vote “AGAINST” the merger agreement.

You will have one vote for each share of common stock you own.

Voting and Revocation of Proxies

All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. To vote by proxy, a stockholder must fill out, sign and date the proxy card included with this proxy statement and mail the signed proxy in the enclosed return envelope or fax it to the attention of              at              as soon as possible. Alternatively, stockholders may deliver proxies by telephone at              or though the Internet at              using the control number that appears on the proxy card. If no instructions are indicated, signed and submitted proxies will be voted “FOR” the proposal to adopt the merger agreement. If you abstain from voting, your vote will be counted as a vote “AGAINST” the adoption of the merger agreement.

A stockholder giving the proxy may revoke it by:

•	delivering to our corporate secretary at our corporate offices at 12th Floor, 399 Thornall Street, Edison, NJ 08837 or by fax to the attention of at , on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Solicitation of Proxies

We and Selectica will split the costs of soliciting the proxies from our stockholders. In addition to soliciting proxies by mail, we are requesting banks, brokers and other record holders to send proxy material to the beneficial owners of our common stock requesting authority for the execution of their proxies. We and Selectica will reimburse those record holders for their reasonable out-of-pocket expenses in doing so. In addition to solicitation by mail, certain of our directors, officers and employees may, without receiving any additional compensation, solicit proxies by telephone, electronic mail, fax or in person.

We have retained              for a fee of $            , plus expenses, to assist in the solicitation of proxies from our stockholders, including brokerage houses and other custodians, nominees and fiduciaries.              may solicit proxies by mail, telephone, facsimile or other permitted means.

Our board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting or at any adjournment or postponement of the special meeting, however, the persons named in the proxies will vote on those matters in accordance with their judgment, subject to the applicable rules of the Securities and Exchange Commission. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement.

THE MERGER

If the merger agreement is adopted by the stockholders and the other conditions to the merger are satisfied, or waived to the extent permitted, the merger will be completed and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as we, Selectica and Indigo Merger Corporation agree and specify in the certificate of merger. In the event that our stockholders adopt the merger agreement, we hope to complete the merger shortly thereafter.

Background of the Merger

From time to time, as part of our long-term strategy to increase stockholder value, our board of directors and senior management have reviewed the strategic direction of our business and considered a variety of potential strategic alternatives, which have included possible strategic transactions with other companies that have approached us or that we have approached.

Beginning in June 2004, our management began a series of discussions with the management of Selectica, in personal meetings and by telephone, to explore opportunities to work together either in a contractual partnership relationship, such as through a reseller agreement, or in a business combination transaction. Over the ensuing weeks, these discussions became focused on a potential acquisition of I-many by Selectica. The following is a summary of the significant developments in the relationship, from the first meeting through the execution of the merger agreement.

On June 14, 2004, we entered into a mutual non-disclosure agreement with Selectica. On June 16, 2004, A. Leigh Powell and Kevin Harris, our chief executive officer and chief financial officer, respectively, met at our headquarters in Edison, New Jersey with representatives of Selectica and Bear, Stearns & Co. Inc., Selectica’s financial advisor, to explore opportunities to develop a strategic relationship, ranging from a reseller or co-marketing arrangement to a business combination. We exchanged preliminary product strategy and basic financial information, after which we mutually agreed to pursue further discussions over the summer of 2004.

During the same week, we signed a mutual non-disclosure agreement with two other publicly-traded software companies and began exchanging product and financial information with a view toward exploring a possible strategic relationship, including a business combination transaction.

In subsequent weeks, members of our management conducted informal conversations with, in addition to Selectica, the two publicly-traded software companies with which we entered into non-disclosure agreements and an additional publicly-traded software company and one private entity about their interest in acquiring us or one of our lines of business. This brought to five the total number of entities expressing interest in acquiring us or one of our lines of business in the summer of 2004.

On June 25, 2004, Terrence Nicholson and Leonard Rainow, our chief operating officer and chief technology officer, respectively, held a teleconference with representatives of Selectica to exchange further information about each company’s products and technology.

In early July 2004, representatives of Bear Stearns communicated to Mr. Powell Selectica’s desire to commence discussions about a possible business combination transaction with Selectica. This was followed by an offsite meeting in Palo Alto, California on July 14, 2004 between Mr. Powell, Mr. Nicholson and representatives of Selectica to further explore the possibility of combining the two businesses in a strategic merger.

On July 22, 2004, in preparation for the upcoming meeting of our board of directors, Mr. Powell sent an e-mail message to the one other publicly-traded software company that, aside from Selectica, had shown the most serious interest in acquiring us. He asked whether that other company was prepared to offer an aggregate purchase price of at least $60 million or more for I-many. At that time, I-many’s stock price was approximately $1.00 as reported on NASDAQ. This other company declined to make an offer at that price.

On July 26, 2004, our board of directors, convening at a regular meeting in New York City, received a report from Mr. Powell on the status of discussions with Selectica and the two other then-interested companies (which included the Company who was unwilling to make the $60 million offer). Following the report and discussion, our board instructed Mr. Powell to continue discussions with each of them.

On July 29, 2004, Messrs. Powell, Nicholson and Harris met at the New York offices of Bear Stearns with representatives of Bear Stearns and Selectica, including Stephen Bennion, Selectica’s interim president and chief executive officer, Kamal Ahluwalia, Selectica’s vice president of product marketing and business development, and Stephen Hsu, Selectica’s vice president of finance, to discuss each company’s business and possible strategies for their combination. Mr. Powell and our senior management presented an overview of our business, including a review of our sales and marketing and research and development activities and a preliminary review of our financial results. The parties also discussed in general the potential synergies a strategic partnership in some form, including a business combination, might yield. By the end of the meeting, we and Selectica mutually decided it would be in each of our best interests to continue preliminary discussions.

On August 13, 2004, Messrs. Powell and Harris conducted a due diligence conference call with representatives of Selectica and Bear Stearns, during which I-many’s business model, prospects and financial condition were central topics.

On August 23, 2004, our board of directors received an unsolicited offer from a private investment group to purchase our health and life sciences line of business for $20.25 million in cash. Our board, meeting telephonically, instructed Mr. Powell to reject this initial proposal for a variety of reasons, including a desire to keep the entire business intact as a means to enhance stockholder value, the recently improved performance and prospects for the health and life sciences business unit, the inadequacy of the offer and the lack of detailed information about the group’s financial resources.

Throughout the month of August 2004, representatives of Selectica and Bear Stearns discussed via telephone conference calls I-many’s financial projections and the potential financial impact on Selectica of a potential strategic transaction. During follow-up conference calls, members of our management reviewed in more detail our financial and operating metrics, financial assumptions, customers and sales pipeline. Both parties discussed the areas in which they needed to conduct further due diligence.

On August 24 and 25, 2004, Messrs. Powell, Harris and Rainow traveled to Bear Stearns’ offices in Palo Alto, California to meet with Mr. Bennion and other members of Selectica’s management and representatives of Bear Stearns. During these meetings, representatives of Selectica conducted a more detailed review of our finances and financial projections, products and technology. Selectica’s management also presented a detailed overview of its own business, including technical, financial and sales and marketing presentations. Selectica’s products and technology and studied platform integration strategies were discussed. No specific proposal regarding a business combination was made or discussed, but the parties agreed the next logical step would be to update their respective boards of directors and receive further direction from them.

On September 1, 2004, we received notice from The NASDAQ that our common stock had failed to maintain a minimum closing bid price of $1.00 over the previous 30 consecutive trading days, as required by NASDAQ Marketplace Rule 4450(a)(5). The NASDAQ informed us that if we did not regain compliance with its rules by having a minimum closing bid price of $1.00 or more for 10 consecutive trading days, our common stock may be delisted.

At a special telephonic meeting of our board of directors on September 6, 2004, Mr. Powell reported on the status of ongoing acquisition discussions with Selectica, three other publicly-traded companies expressing preliminary interest in acquiring I-many and the private investment group that had proposed to purchase I-many’s health and life sciences line of business. Our board then recommended continuing discussions regarding such potential acquisitions.

On October 1, 2004, Selectica delivered to us a preliminary, nonbinding indication of interest, subject to, among other things, due diligence and negotiation of a mutually acceptable merger agreement, regarding a potential business combination transaction. Selectica proposed an all-cash purchase price of $1.30 per share for an aggregate purchase price for such outstanding shares of approximately $56 million, plus the assumption of outstanding options and warrants. The closing market price of our common stock had ranged between $0.92 and $0.98 per share during the four trading days of that week prior to the offer. Selectica asked us to enter into a 30-day period of exclusive negotiations.

At a special telephonic meeting of our board of directors on October 4, 2004, Mr. Powell communicated Selectica’s nonbinding indication of interest and its request that we enter into a 30-day period of exclusive negotiations. Mr. Powell also reported on the status of discussions with other companies interested in acquiring all or part of our business. Since our last board meeting, the private investment group had failed to demonstrate adequate financial resources to support a proposal, and the three other publicly-traded software companies had shown diminished interest in continuing business combination discussions. One of these companies had indicated it would withhold any proposals until after public announcement of our third quarter financial results later in October. Because the board believed it was in the best interests of our stockholders, our board instructed Mr. Powell to proceed with exclusive negotiations with Selectica, after making efforts to become satisfied that other interested parties would not make superior proposals.

On October 5, 2004, we communicated to the one remaining public software company aside from Selectica that had expressed continuing interest in a business combination transaction. Without providing details of Selectica’s nonbinding indication of interest, we indicated that we would shortly enter into an exclusive negotiation period with another party and indicated to this company that it should prepare a formal expression of interest that day if it intended to make a serious offer. This company replied that it would not be submitting an expression of interest.

On October 7, 2004, we agreed, for a period of 30 days, to negotiate exclusively with Selectica. While agreeing to negotiate, we also informed Selectica that the initial offer price of $1.30, while a significant premium to our stock price at the time the offer was made, was a basis for discussion of a transaction but we did not deem it adequate consideration.

Throughout the remainder of October, we exchanged information and materials relating to our due diligence reviews with both Selectica and its advisors, as well as our legal counsel. Senior management of both companies held numerous telephone conversations and in-person meetings during this period. On October 12 and 18, the parties and Selectica’s advisors held extensive due diligence meetings, which included updates on our business, a preliminary review of our third quarter results, and a detailed review of our current products, product roadmap and how our and Selectica’s products complemented each other.

On October 21, 2004, Selectica issued a press release announcing that its board had elected Mr. Ostrosky as its new President, Chief Executive Officer and Chairman of the Board.

At a regular meeting of our board of directors on October 25, 2004 in New York City, Mr. Powell presented a report on the status of due diligence activities, integration strategies, management retention plans, and the terms of Selectica’s expression of interest. Our outside legal counsel advised our board on the expected process and regulatory requirements for the transaction. Our board also received reports on, and discussed with management, the possibility of receiving a competing offer and the prospects of our business if it continued without a merger or asset sale. Our board instructed management to continue its negotiations and due diligence activities with Selectica.

On October 26, 2004, we announced our third quarter 2004 financial results.

On October 29, 2004, Selectica provided an initial draft of a merger agreement. Between this date and December 2, 2004, the parties and their respective counsel conducted extensive business, financial and technology due diligence investigations and negotiated the terms of the merger agreement and its related agreements. During this period, in addition to the meetings of our board of directors described below, each company’s management teams provided informal updates to their respective boards of directors. Members of our management team met with directors of Selectica in both New Jersey and California. Several meetings took place in San Jose during which product and technology plans for the combined company were discussed.

During the week of November 1, 2004, we held our annual user conference in Memphis, Tennessee, which representatives of Selectica also attended as a potential business partner. During informal dinner meetings, Messrs. Powell, Nicholson and Harris met with Messrs. Ostrosky, Bennion and Ahluwalia of Selectica to continue due diligence and planning discussions.

On November 5, 2004, we agreed to extend the period of exclusive negotiations with Selectica until November 22, 2004.

On November 10, 2004, we received notice from The NASDAQ that we had regained compliance with NASDAQ Marketplace Rule 4450(a)(5), after our common stock maintained a minimum closing bid price of more than $1.00 over the previous 10 consecutive trading days.

In light of the significant increase in the market price of our common stock during the period after November 1, 2004, we conducted ongoing discussions with Selectica about the need to increase the per share merger consideration from Selectica’s original expression of interest. In response to rising market prices for our common stock, Selectica informally increased its all-cash non-binding indication of interest to $1.50 per share on November 18, 2004.

On November 19, 2004, our board of directors held a special telephonic meeting to receive Mr. Powell’s report on the status of contract negotiations with Selectica. The board once again discussed prospects for our business going forward without a merger or asset sale. Our board instructed Mr. Powell to attempt to obtain a higher purchase price from Selectica.

Following negotiations between Mr. Powell and Mr. Ostrosky on November 19, 2004, Selectica increased its all-cash expression of interest to $1.55 per share. Also around this time, we decided to retain First Albany Capital Inc. to evaluate and render to our board an opinion as to the fairness, from a financial point of view, of the proposed merger consideration.

Throughout the month of November, members of our and Selectica’s management teams, along with their respective legal and financial advisors, held numerous meetings and conversations to continue their respective due diligence reviews, discuss operational, leadership and strategy issues of a combined company and to negotiate the terms and conditions of the merger agreement and related ancillary documents.

On November 22, 2004, our board of directors held a special telephonic meeting to receive and discuss an updated report on the status of the proposed merger with Selectica. Our board received advice from its outside counsel on the expected legal process for completion of contract negotiations. The terms of draft employment agreements between Selectica and five of our senior officers, to take effect only upon the closing of the merger, were discussed. Our board held a general discussion among itself, management and outside counsel on the merits and drawbacks of the proposed merger, including questions of valuation, whether additional consideration could be obtained from Selectica, benefits to our stockholders from a sale at the proposed price, risks to our stockholders without the sale, and our business prospects on a stand-alone basis. Our board instructed management to work toward completion of the merger agreement on favorable terms.

Between November 22, 2004 and December 2, 2004, the parties continued extensive negotiations of legal terms and conditions relating to the merger agreement. Certain members of our management team separately negotiated terms of their prospective employment agreements with Selectica, pending the closing of the merger.

On December 2, 2004, our board of directors held a special telephonic meeting to consider the merger agreement. Our board discussed the proposed merger, including the fact that we would be restricted from initiating, participating in or encouraging offers or proposals relating to any acquisition of our material assets or the entire company, except under limited circumstances after receiving an unsolicited proposal, and in any event with the penalty of a $2.45 million breakup fee should the board recommend such an alternative proposal or withdraw its recommendation for the Selectica merger. Outside counsel discussed with the board the fiduciary duties of directors under Delaware law. Also at this meeting, First Albany reviewed with our board of directors its financial analysis of the merger consideration and rendered to our board an oral opinion, which was confirmed by delivery of a written opinion dated December 2, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of our common stock (other than those holders who executed voting agreements in connection with the merger) was fair, from a financial point of view, to such holders. Following extensive discussion, our board of directors determined that the merger agreement with Selectica was advisable and in the best interests of I-many and its stockholders. Our board then unanimously resolved to approve (and declare the advisability of) the merger agreement with Selectica and to unanimously recommend to our stockholders that they vote their shares in favor of adopting the merger agreement.

The merger agreement and related agreements were signed by the parties in the early morning on December 3, 2004. Before the opening of business on that day, we issued a joint press release with Selectica announcing the merger.

Reasons for the Recommendation of our Board of Directors

Arm’s-length negotiation between the parties established the terms of the merger agreement. In making the determinations and recommendation described above, our board of directors reviewed a significant amount of information and considered a number of positive factors, including, but not limited to, the following:

•	Our board considered that the merger consideration offered to our stockholders of approximately $70,000,000 in cash was in excess of the net book value of our company as of November 30, 2004, which was $25,402,000;

•	Our board reviewed possible alternatives to the merger, and determined that they would not be viable and would be unlikely to result in a higher value, including continued discussions with other prominent software companies and private entities whose indications of value were not deemed to be adequate;

•	The merger consideration represents a premium over the $1.45 closing price per share of our common stock on December 2, 2004, the last full trading day before the public announcement of the execution of the merger agreement, and exceeds the moving average market price of our common stock of $1.30 for the 30 days prior to that date, the moving average market price of our common stock of $1.11 for the 60 days prior to that date and the moving average market price of our common stock of $1.02 for the 90 days prior to that date;

•	Our board of directors’ belief that, after extensive arm’s-length negotiations with Selectica and its representatives, we have obtained the highest price per share that Selectica is willing to pay;

•	Our board considered that the merger agreement permits our board to furnish information to and conduct negotiations with a third party which makes an unsolicited proposal to acquire I-many if, generally, our board determines that such proposal may be more favorable to I-many’s stockholders than the merger;

•	The fact that between the December 3, 2004 public announcement of the execution of the merger agreement, and the date of this proxy statement, we did not receive any unsolicited offers from any third party regarding a potential acquisition transaction;

•	On September 1, 2004, we received written notification from The NASDAQ that we were not in compliance with Nasdaq Marketplace Rule 4450(b)(4) because the closing bid price of our common stock was below $1.00 for 30 consecutive trading days. Our board of directors considered that a delisting of our common stock from The NASDAQ would likely reduce the liquidity of our common stock, adversely affect our ability to raise additional necessary capital and could adversely affect our sales efforts. We subsequently regained compliance when the bid price of our common stock closed at $1.00 per share or more for 10 consecutive trading days;

•	Our board considered our cash balance and periodic but consistent feedback from potential customers about our long-term viability as a stand-alone company;

•	The then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained a publicly owned corporation, the price that might be received by holders of our common stock in the open market in the event of a decline in the market price of our common stock or the stock market in general or in a future transaction might be less than the $1.55 per share cash price to be paid in the merger;

•	Historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	Our board considered that aside from receipt of approval from the holders of our common stock and applicable regulatory authorities and less than 5% of the outstanding common stock requesting dissenters’ rights, the merger agreement did not include any other conditions that the board believed could reasonably be expected to prevent completion of the merger;

•	Our board considered the opinion, dated December 2, 2004, of First Albany to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of I-many common stock (other than those holders who executed voting agreements in connection with the merger), as more fully described below under the caption “Opinion of Our Financial Advisor”;

•	Our board considered that appraisal rights will be available to the holders of our common stock under Delaware law. Appraisal rights allow our stockholders, who so choose, to have a method for an independent, third party determination of the value of their stock;

•	Our board considered that the merger consideration is payable in cash, eliminating any uncertainty of valuation compared to a transaction in which stockholders would receive stock or other non-cash consideration; and

•	Our board considered that the merger is not subject to a financing condition and that Selectica had a sufficient amount of cash and cash equivalents on hand to consummate the merger.

Our board of directors also considered risks or potentially countervailing factors in its deliberations concerning the merger, including but not limited to the following:

•	Our board considered that after the merger, our company will no longer exist as a stand-alone public company and our stockholders, other than our officers and employees who may receive stock options in Selectica, will no longer participate in I-many’s growth;

•	Our board considered that under the terms of the merger agreement, we are unable to solicit other acquisition proposals;

•	Our board considered that we would be required to pay Selectica a termination fee of $2.45 million under certain circumstances. This obligation to pay the termination fee might discourage competing acquisition proposals;

•	Our board considered that an all-cash transaction would generally be taxable to our stockholders for federal income tax purposes;

•	Our board considered that in order to proceed with the merger, Delaware law requires that a majority of the outstanding stock be voted in favor of the merger; and

•	Our board considered the possibility of disruption to the operations of I-many following the announcement of the merger and the resulting effect on I-many if the merger does not close.

Our board of directors concluded, however, that the risks and countervailing factors associated with the merger were outweighed by the potential benefits of the merger. Further, our board of directors was fully aware of, and considered the possible conflicts of interests of our directors, executive officers and certain employees. See the section entitled “Our Directors, Executive Officers and Certain Employees Have Interests in the Merger That Differ from Your Interests” for a description of these possible conflicts of interest. In this regard, our board of directors includes three “independent” directors as that term is used in the applicable listing Standards of the National Association of Securities Dealers, Inc.

The above discussion of the material factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by it. In view of the wide variety of factors considered in connection with their respective evaluation of the merger and the complexity of these matters, our board of directors found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered or determine that any factor was of particular importance in reaching their determination. Rather, our board of directors viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the merger on our stockholders compared to any alternative transaction or remaining an independent public company. The board of directors believes that the proposed merger is advisable and in the best interests of I-many and its stockholders. The board of directors of I-many unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor

First Albany was retained by us to evaluate and render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock (other than those holders who executed voting agreements in connection with the merger). We selected First Albany based on its experience, reputation and familiarity with our business. First Albany is a full service investment bank and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

On December 2, 2004, at a meeting of our board of directors held to evaluate the proposed merger, First Albany rendered to our board an oral opinion, which was confirmed by delivery of a written opinion dated December 2, 2004, to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations on the review undertaken, the merger consideration to be received by holders of our common stock (other than those holders who executed voting agreements in connection with the merger) was fair, from a financial point of view, to such holders.

The full text of First Albany’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. You are encouraged to read this opinion in its entirety. First Albany’s opinion was provided to our board of directors to assist it in its evaluation of the merger consideration from a financial point of view. First Albany’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any of our stockholders with respect to any matters presented to stockholders. First Albany expressed no view as to, and its opinion also does not address, the underlying business decision of our board of directors to proceed with the merger or the relative merits of the merger as compared to any alternative business strategy or transaction that may exist for us. The summary of First Albany’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached as Appendix B.

In arriving at its opinion, First Albany:

•	reviewed a draft dated December 1, 2004 of the merger agreement;

•	reviewed and analyzed certain information relating to our company, including publicly available business and financial information, internal financial statements and related information prepared by our management, and other financial information concerning our business and operations provided to First Albany by our management, including, but not limited to, financial and operating budgets, analyses and forecasts of our company;

•	discussed with our senior management the past and current business operations, financial condition and future prospects of our company, as well as other matters believed to be relevant to First Albany’s analysis;

•	reviewed historical stock prices and trading volumes for our common stock and publicly available information relating to other companies First Albany believed to be generally comparable to us;

•	reviewed, to the extent publicly available, the financial terms of transactions that First Albany deemed relevant in evaluating the merger; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that First Albany deemed relevant to its analysis.

First Albany’s opinion was based on market, economic and other conditions and circumstances involving our company and the industry in which we operate as they existed on the date of its opinion and which, by necessity, could only be evaluated by First Albany on the date of its opinion. First Albany assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of its opinion.

In conducting its review and arriving at its opinion, First Albany relied and assumed, with our consent, upon the accuracy and completeness of all of the financial and other information provided to or discussed with First Albany by us or otherwise publicly available. First Albany further assumed, with our consent, that there were no material changes in I-many’s business operations, financial condition or prospects since the respective dates of such information. Our management did not prepare, and First Albany was not provided with, financial forecasts for our company beyond calendar year 2006. With respect to the forecasts and other estimated data utilized in First Albany’s analyses, including the underlying assumptions and bases for the forecasts and other estimated data, First Albany was advised by our management, and First Albany assumed at our direction, that such forecasts and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the future financial condition and performance of our company. First Albany did not assume responsibility for independently verifying any information that it reviewed, and First Albany did not have any such information independently verified. First Albany did not conduct a physical inspection of any of our assets, properties or facilities, nor did First Albany make or obtain any independent evaluation or appraisals of any such assets, properties or facilities or any liabilities, contingent or otherwise, of our company.

First Albany further assumed, with our consent, that the merger would be consummated in accordance with the terms described in the merger agreement, without amendment, modification or waiver, and that all governmental, regulatory or other approvals and consents required for the merger would be obtained without any adverse effect on us or the merger. Our representatives advised First Albany, and First Albany also assumed, that the final terms of the merger agreement would not vary materially from the draft which it reviewed. First Albany was not requested to, and it did not, participate in the negotiation or structuring of the merger. First Albany also was not requested to, and it did not, in connection with its engagement with respect to the merger, solicit third party indications of interest in the possible acquisition of all or any part of our company.

Except as described above, no other instructions or limitations were imposed by our board of directors on First Albany with respect to the investigations made or procedures followed by First Albany in furnishing its opinion.

In preparing its opinion, First Albany performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a comprehensive description of all analyses and factors considered by First Albany. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, preparation of a fairness opinion is not readily susceptible to summary description. First Albany believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by First Albany. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by First Albany is based on all analyses and factors taken as a whole and First Albany’s experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. First Albany therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed.

In performing its analyses, First Albany considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, business or transaction used in those analyses as a comparison is identical to our company or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions analyzed. Ranges of valuations resulting from any particular analysis or combination of analyses were utilized by First Albany as points of reference for analytical purposes. Any estimates contained in, or valuation ranges resulting from, these analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of companies, businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be purchased or sold or the prices at which securities may trade at any time. Accordingly, the estimates used in, and the results derived from, First Albany’s analyses are inherently subject to substantial uncertainty.

First Albany’s analyses were prepared solely as part of its evaluation of the fairness, from a financial point of view, of the merger consideration. First Albany did not recommend to our board of directors that any specific consideration constituted the appropriate consideration for the merger. The type and amount of consideration payable in the merger was determined through negotiation between us and Selectica and the decision to enter into the merger was solely that of our board of directors. First Albany’s opinion was only one of many factors considered by our board in its evaluation of the merger and should not be viewed as determinative of the views of our board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented by First Albany to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses of First Albany, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of First Albany.

Selected Companies Analysis

First Albany compared financial and stock market information for our company and the following 11 publicly traded companies in the software industry:

•	Dendrite International, Inc.
•	i2 Technologies, Inc.
•	Manugistics Group, Inc.
•	Phase Forward Incorporated
•	Neoforma, Inc.
•	American Software, Inc.
•	The Descartes Systems Group Inc.
•	Verticalnet, Inc.
•	Vastera, Inc.
•	Logility, Inc.
•	Astea International Inc.

First Albany reviewed enterprise values, calculated as equity value plus net debt, of the selected companies as a multiple of, among other things, latest 12 months and calendar year 2004 and 2005 revenues. First Albany then applied a range of selected multiples of latest 12 months and calendar year 2004 and 2005 revenues derived from the selected companies to corresponding financial data of I-many. All multiples were based on closing stock prices on December 1, 2004. Estimated financial data for the selected companies were based on FactSet, public filings and research analysts’ estimates. Estimated financial data for I-many were based on internal estimates of our management. This analysis indicated the following implied per share equity reference range for I-many, as compared to the merger consideration:

Implied Per Share Equity Reference Range for I-many	Merger Consideration
$1.41 - $1.82	$1.55

Selected Precedent Transactions Analysis

First Albany reviewed the enterprise values and implied transaction multiples in the following 12 selected transactions in the software industry:

Acquiror	Target
• UTi Worldwide Inc.	• Unigistix Inc.
• Inovis International Inc.	• QRS Corporation
• Waters Corporation	• NuGenesis Technologies Corporation
• Retalix Ltd.	• OMI International, Inc.
• Versant Corporation	• Poet Holdings, Inc.
• SSA Global Technologies, Inc.	• EXE Technologies, Inc.
• Quovadx, Inc.	• CareScience, Inc.
• Battery Ventures VI, L.P.	• Made2Manage Systems, Inc.
• Dendrite International, Inc.	• SYNAVANT Inc.
• MAPICS, Inc.	• Frontstep, Inc.
• SSA Global Technologies, Inc.	• Infinium Software, Inc.
• Geac Computer Corporation Limited	• Extensity, Inc.

First Albany compared enterprise values as a multiple of, among other things, latest 12 months and next 12 months revenues. First Albany then applied a range of selected multiples of latest 12 months and next 12 months revenues derived from the selected transactions to corresponding financial data of I-many. Estimated financial data for the selected transactions were based on public filings and research analysts’ reports. Estimated financial data for I-many were based on internal estimates of our management. This analysis indicated the following implied per share equity reference range for I-many, as compared to the merger consideration:

Implied Per Share Equity Reference Range for I-many	Merger Consideration
$0.71 - $1.31	$1.55

Premiums Paid Analysis

First Albany reviewed the premiums paid in 26 transactions in the software industry involving U.S. public target companies announced since January 1, 2002 with transaction values of $50 million to $250 million. The premiums paid in the selected transactions were calculated based on the target company’s stock price one day, one week and one month prior to public announcement of the transactions. First Albany then applied a range of selected premiums derived from the selected transactions to the closing prices of our common stock one day, one week and one month prior to December 2, 2004. This analysis indicated the following implied per share equity reference range for I-many, as compared to the merger consideration:

Implied Per Share Equity Reference Range for I-many	Merger Consideration
$1.79 - $2.05	$1.55

Other Factors

In rendering its opinion, First Albany also reviewed and considered, among other things, the relationship between movements in our common stock, movements in the common stock of selected companies in the software industry and movements in The NASDAQ.

Miscellaneous

First Albany was retained by us solely for purposes of evaluating and providing our board of directors with an opinion regarding the fairness, from a financial point of view, of the merger consideration. First Albany was not retained as an advisor to or agent of our stockholders or any other third party.

Under the terms of First Albany’s engagement, First Albany was entitled to receive a fee upon delivery of its opinion and also will receive a fee upon consummation of the merger. We have agreed to reimburse First Albany for its reasonable out-of-pocket expenses, including reasonable legal fees, and to indemnify and hold harmless First Albany and its affiliates and each of their directors, officers, partners, agents, employees and controlling persons from and against any losses, claims, damages or liabilities related to, arising out of or in connection with First Albany’s engagement.

First Albany has provided financial advisory services to us in the past with respect to other transactions and has received fees in connection with those services. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of customers, and hold long or short positions in securities of, or options on, securities of I-many or Selectica.

Our Directors, Executive Officers and Employees Have Interests in the Merger That Differ from Your Interests

When considering the recommendation of our board of directors and in considering how to vote on the adoption of the merger agreement, you should be aware that our directors, executive officers (including A. Leigh Powell, our President and Chief Executive Officer, who is also one of our directors) and certain of our employees have interests in the merger which are in addition to, and different from, your interests as stockholders of I-many, and that create potential or actual conflicts of interest. Together these persons control 0.6% of our common stock outstanding as of the record date (excluding options held by such officers). Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that our stockholders vote to adopt the merger agreement. These interests are described below.

Certain Executive Officers and Employees Will be Employed by Selectica Following the Merger

A. Leigh Powell, Terrence M. Nicholson, Kevin Harris, Leonard Rainow and Robert Schwartz, each of whom is one of our current executive officers, have entered into employment agreements with Selectica to hold officer positions following the completion of the merger. Under the new employment agreements, such executives may be entitled to receive, among other things, an integration bonus, a retention bonus, an annual incentive bonus, severance arrangements and option grants.

See “The Employment Agreements” for a full discussion of the employment agreements.

D&O Liability Insurance and Indemnification

Under the merger agreement, Selectica has agreed that for a period of six years after the completion of the merger that it will maintain our current directors’ and officers’ liability insurance policies; provided that Selectica is not required to pay premiums for such insurance in excess of 150% of the current annual premiums paid that we pay. In addition, for six years, Selectica will cause I-many to honor the indemnification provisions in the organizational documents of I-many and to maintain indemnification provisions in I-many’s certificate of incorporation which are not less favorable than in I-many’s current certificate. See “The Merger Agreement.”

Merger Consideration

Our executive officers and directors will receive $1.55, without interest, per share in the merger for each share of our common stock that they hold. See “Security Ownership of Certain Beneficial Owners and Managers” for a summary of the shares of our common stock held by our directors and executive officers.

Options

Some of our directors, executive officers and employees have options to purchase our common stock. The holder of each option with a per share exercise price of less than $1.55 (whether or not vested) will be entitled to receive the difference between $1.55 and the per share exercise price of each option, less any applicable withholding taxes. Each option with a per share exercise price of not less than $1.55 and not more than $1.96, other than options held by A. Leigh Powell or Terrence Nicholson which will be cancelled in the merger, will be assumed by Selectica. Such options to be assumed by Selectica are “out-of-the-money,” but they may have value in the future if the stock price of Selectica increases. All other options will be cancelled in the merger. As of the record date options to purchase              shares of our common stock were outstanding. See “The Merger Agreement.”

The following table summarizes the number of shares subject to vested options, the number of shares subject to unvested options and the total number of shares subject to options held by each officer and non-employee director, as well as the aggregate amount of cash or the aggregate number of options to purchase Selectica common stock, as the case may be, to which each officer and non-employee director would be entitled pursuant to the merger agreement as of the date of this proxy statement:

Name of Officer or Non-Employee Director	Common Stock Subject to Vested Options(1)	Common Stock Subject to Unvested Options	Common Stock Subject to All Options	Aggregate Amount of Cash to be Received for Options (whether or not vested) with a Per Share Exercise Price of Less than $1.55(2)	Aggregate Vested Options to Convert to Selectica Options(3)	Aggregate Unvested Options to Convert to Selectica Options(3)
William F. Doyle	383,334	41,666	425,000	$37,977	100,000	0
Murray B. Low	112,501	49,999	162,500	$37,977	25,000	0
Karl E. Newkirk	87,501	49,999	137,500	$53,477	0	0
A. Leigh Powell	1,671,278	89,038	1,760,316	$716,747	0	0
Terrence M. Nicholson	908,033	76,816	984,849	$584,348	0	0
Kirk Krappé	0	250,000	250,000	$77,500	0	0
Kevin M. Harris	334,566	37,500	372,066	$435,449	0	0
Robert G. Schwartz, Jr.	357,330	21,000	378,330	$410,983	15,000	5,000

(1)	Includes options exercisable within the 60-day period after December 31, 2004.
(2)	The holder of each option with a per share exercise price of less than $1.55 (whether or not vested) will be entitled to receive the difference between $1.55 and the per share exercise price of each option, less any applicable withholding taxes. The amount provided in the above table does not account for applicable withholding taxes.
(3)	Each option with a per share exercise price of not less than $1.55 and not more than $1.96, other than options held by A. Leigh Powell or Terrence Nicholson which will be cancelled in the merger, will be assumed by Selectica. Each assumed stock option will continue to have, and be subject to, the same terms and conditions as are currently applicable to the I-many stock options, except that:

•	each such option will be exercisable for a number of shares of Selectica common stock (rounded down to the nearest whole share) equal to the product of the number of shares of our common stock subject to such option multiplied by a fraction (referred to as the “option exchange ratio”), the numerator of which is $1.55 and the denominator of which is the average closing price per share of Selectica common stock for the ten trading days preceding the trading date one day before the effective time of the merger as reported on The NASDAQ; and

•	the exercise price of such option will be adjusted to equal the quotient of the per share exercise price for the shares of our common stock purchasable pursuant to the option divided by the option exchange ratio, rounded up to the nearest whole cent.

On             , 2005, the closing price of a share of common stock of Selectica was $             as reported by The NASDAQ.

Option Grants to Executive Officers and Employees

Aside from the option grants that Selectica is obligated to make pursuant to the new employment agreements, following the merger, from time to time, Selectica may elect to grant to our employees options to purchase its stock.

Continuation of Benefits

Selectica has agreed to continue to provide our employees with their existing benefit plans until Selectica can effect an orderly transition to Selectica’s plans. In addition, our employees may participate in Selectica’s stock purchase plan. See “The Merger Agreement.”

Governmental and Regulatory Approval

Selectica and we are required to make a filing and obtain approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Selectica and we each filed a notification form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice on December 22, 2004. The parties are required to observe a waiting period before completing the merger. The Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger.

In order to consummate the merger, after all of the conditions to the merger have been satisfied and/or waived, a certificate of merger will be filed with the Secretary of State of the State of Delaware.

Material Federal Income Tax Consequences of the Merger

The following summary of certain anticipated federal income tax consequences to a holder of our common stock in connection with the merger is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable Treasury regulations and judicial and administrative rulings and decisions as of the date hereof. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. The summary does not purport to deal with all aspects of federal income taxation that may affect particular holders of our common stock in light of their individual circumstances, nor with certain types of holders subject to special treatment under the federal income tax laws. For example, this summary does not address the tax consequences applicable to holders who (i) acquired their common stock as compensation, (ii) are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes, (iii) are dealers in securities or foreign currency, (iv) are subject to the alternative minimum tax provisions of the Code, (v) are financial institutions or insurance companies, (vi) are tax-exempt organizations, (vii) hold their shares of common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction) comprised of such holder’s common stock and one or more other positions, or (viii) hold their shares of common stock as “qualified small business stock” pursuant to Section 1202 of the Code, or who may have acquired their shares of common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, the summary assumes that any of our common stock exchanged in or in connection with the merger is held as a capital asset.

Tax Treatment of Holders of our Common Stock

The payment of cash for the shares of common stock in the merger will be a fully taxable transaction to stockholders. In general, a stockholder who, pursuant to the merger, receives cash for such holder’s common stock will be treated as having sold his or her common stock for that cash and will recognize a gain or loss equal to the difference between (i) the amount of cash received in the merger and (ii) such stockholder’s tax basis in the common stock. In the case of a stockholder who is an individual, estate or trust, such capital gain or loss will be long term capital gain or loss if the holder held the common stock for more than one year at the time of the merger.

Backup Withholding

In order to avoid “backup withholding” of federal income tax on payments of cash to you for your share of our common stock in the merger, you must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with your correct taxpayer identification number (“TIN”) on a Form W-9 (or, in the case of a stockholder that is a nonresident alien individual or foreign entity, on Form W-8IMY or Form W-8BEN, as applicable) and certify under penalties of perjury that such number is correct and that you are not subject to backup withholding. A Form W-9 will be included as part of the letter of transmittal to be sent to stockholders by the exchange agent. If the correct TIN and certifications are not provided, a penalty may be imposed on a stockholder by the Internal Revenue Service and the cash payments received by a stockholder in consideration for shares of common stock in the merger may be subject to backup withholding tax at a rate of 28%.

Because certain tax consequences of the merger may vary depending upon the particular circumstances of each stockholder, it is recommended that you consult your tax advisor concerning the federal (and any state, local and foreign) tax consequences of the merger in your particular circumstances.

Litigation Related to the Merger

As of the date of the printing of this proxy statement, we are aware of no lawsuits that have been filed related to the merger.

Delisting and Deregistration of our Common Stock

If the merger is completed, our common stock will no longer be publicly traded on The NASDAQ and will be deregistered under the Securities Exchange Act of 1934.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporate Law (which we call the DGCL) summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

If you hold your shares in “street name,” you are considered the beneficial owner and not the “record holder” of the stock. Therefore, as the beneficial owner, you cannot exercise appraisal rights unless you act promptly either (i) to cause the record holder to take the required steps necessary to exercise appraisal rights on your behalf or (ii) to obtain a legal proxy from the record holder of the stock appointing you as its legal proxy so you can exercise appraisal rights on its behalf.

Section 262 of the DGCL is reprinted in its entirety as Appendix C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes that material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery (the “Delaware Court”) and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our common stock and Section 262 of the DGCL is attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you (a) must not vote for the adoption of the merger agreement and (b) must deliver to I-many, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of such stockholder’s shares of our common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone, through the Internet or by fax, without expressly directing that your shares of our common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either (i) refrain from executing and returning the enclosed proxy card and from voting in person or by submitting a proxy by telephone, through the Internet or by fax, in favor of the proposal to adopt the merger agreement, or (ii) check either the “against” or the “abstain” box next to the proposal on such card or affirmatively vote in person or by submitting a proxy by telephone, through the Internet or by fax, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement shall not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs I-many of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837, Attention: Secretary, or should be delivered to the secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each shareholder of the effective time of the merger who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by us.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After determining which stockholders are entitled to appraisal, the Delaware Court will appraise the shares of our common stock and determine the “fair value” of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court shall direct the payment of the fair value of the shares of our common stock who have perfected appraisal rights, together with interest, if any. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the $1.55 per share consideration, without interest and less any applicable withholding taxes. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the $1.55 per share consideration, without interest and less any applicable withholding taxes, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

THE MERGER AGREEMENT, VOTING AGREEMENTS AND

EMPLOYMENT AGREEMENTS

The Merger Agreement

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and attached hereto as Appendix A. Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger

Under the terms of the merger agreement, Indigo Merger Corporation, a wholly owned subsidiary of Selectica, will be merged with and into I-many, with I-many continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Indigo Merger Corporation will cease, and I-many will become a wholly owned subsidiary of Selectica. We sometimes refer to I-many after the merger as the surviving corporation.

Effective Time

The closing of the merger will occur as promptly as practicable and in no event later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State (or such later time as may be agreed in writing by each of the parties hereto and specified in the certificate of merger). We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we expect to complete the merger by the end of the first quarter of 2005, we cannot specify when, or assure you that, we and Selectica will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

Our certificate of incorporation shall be amended at the Effective Time to read the same as the Amended and Restated Certificate of Incorporation set forth as Exhibit B to the merger agreement, and the bylaws of Indigo Merger Corporation will be the bylaws of the surviving corporation.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of our common stock, other than treasury shares, any shares owned by one of our wholly owned subsidiaries, any shares held by Selectica or one of its wholly owned subsidiaries, and shares held by stockholders who have demanded and not effectively withdrawn or lost appraisal rights, will be canceled and automatically converted into the right to receive $1.55 in cash, without interest and less applicable withholding taxes. Treasury shares and any shares of our capital stock held by one of our wholly owned subsidiaries, by Selectica or by one of its wholly owned subsidiaries, will be automatically canceled and extinguished without any conversion of such shares and no consideration will be paid for such shares. Shares held by our stockholders who perfect their appraisal rights will be converted into the right to receive such consideration as may be determined under the DGCL. The per share merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event with respect to our common stock that occurs prior to the effective time of the merger.

Payment Procedures

Selectica has designated U.S. Stock Transfer Corporation to serve as exchange agent for the payment of the merger consideration to our stockholders. Within one business day following the effective time, Selectica will deposit, or cause to be deposited, cash with the exchange agent in order to permit the payment of the merger consideration. Within five days after the effective time, the exchange agent will mail to each holder of record of our common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the certificates that represent shares of our common stock in exchange for the merger consideration. If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by the surviving corporation, in its reasonable judgment, post a bond, in such reasonable amount as the surviving corporation or exchange agent may direct, as indemnity against any claim made against it with respect to such certificates and the payment of any fee charged by the exchange agent for such service. Until surrendered, each stock certificate will be deemed at all times after the effective time to represent only the right to receive upon surrender the merger consideration into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Selectica is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within 12 months after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Selectica for payment of the applicable merger consideration

You should not send your I-many stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your I-many stock certificates with the enclosed proxy.

Appraisal Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who have demanded and not effectively withdrawn or lost appraisal rights to such shares will not be converted into the right to receive the merger consideration. Instead such holder will only be entitled to payment of the appraised value of such shares in accordance with the DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a holder withdraws or loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then the rights of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to Selectica of any demands for appraisal that we receive, and Selectica has the right to participate, at its own expense, in all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, without Selectica’s prior written consent or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any or demands for appraisal.

These rights in general are discussed more fully under the section entitled “Appraisal Rights.”

Treatment of I-many Stock Options, Stock Purchase Plan and Warrants

Stock Options. In connection with the merger, Selectica will assume all of our stock option plans and certain outstanding stock options as described below.

Each option with a per share exercise price of not less than $1.55 and not more than $1.96, other than those options held by A. Leigh Powell or Terrence Nicholson which will be cancelled, will be assumed by Selectica. Each assumed stock option will continue to have, and be subject to, the same terms and conditions as are currently applicable to the I-many stock options, except that:

•

each such option will be exercisable for a number of shares of Selectica common stock (rounded down to the nearest whole share) equal to the product of the number of shares of our common stock subject to such option multiplied by a fraction (referred to as the “option exchange ratio”), the numerator of which is $1.55 and the denominator of which is the average closing price per share of Selectica common stock for the ten trading days preceding the trading date one day before the effective time of the merger as reported on The NASDAQ; and

•	the exercise price of such option will be adjusted to equal the quotient of the per share exercise price for the shares of our common stock purchasable pursuant to the option divided by the option exchange ratio, rounded up to the nearest whole cent.

At the effective time of the merger, each outstanding I-many stock option with a per share exercise price of less than $1.55 (whether or not vested) will be cancelled. Each holder of a stock option being cancelled will be entitled to receive a lump sum cash payment equal to the difference between $1.55, without interest, and the per share exercise price of the option multiplied by the number of shares of our common stock subject to such option, less any applicable withholding taxes.

All other options will be cancelled in the merger.

Stock Purchase Plan. We have agreed to cancel our employee stock purchase plan immediately prior to the effective time of the merger and we will refund to each participant in the purchase plan all payroll deductions made pursuant to the purchase plan.

Warrants. As of the date of this proxy statement, there are four warrants outstanding to purchase shares of our common stock. The warrants represents the rights to purchase (i) 4,546 shares of our common stock at a price per share of $13.20, (ii) 75,825 shares of our common stock at a price per share of $ 7.50, (iii) 89,237 shares of our common stock at a price per share of $ 7.50 and (iv) 750,000 shares of our common stock at a price per share of $ 1.20. At the effective time of the merger, each outstanding warrant that does not terminate by its terms at or prior to the effective time shall either be converted into a warrant to acquire shares of Selectica common stock or represent the right to receive $1.55, without interest, per share of our common stock underlying such warrant, as required by the terms of such warrant.

Representations and Warranties

In the merger agreement, we made representations and warranties to Selectica and Indigo Merger Corporation relating to the following:

•	our corporate organization and qualification and our subsidiaries;

•	our certificate of incorporation and bylaws;

•	our capitalization;

•	our authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our organizational documents, applicable laws or other obligations as a result of the merger;

•	identification of required government filings and consents;

•	our compliance with laws and our possession of and compliance with permits, licenses and approvals to hold our assets and conduct our business;

•	documents filed by us with the Securities and Exchange Commission, the accuracy and completeness of the financial statements and other information contained in such documents, our disclosure controls and procedures, the absence of off balance sheet arrangements and compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	absence of undisclosed liabilities;

•	absence of changes or certain events involving I-many since December 31, 2003;

•	absence of pending or threatened litigation or investigation involving us;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	our material contracts,

•	environmental matters;

•	the ownership, lease arrangements and condition of our properties and assets, free from liens and encumbrances;

•	our intellectual property;

•	our filing of tax returns, payment of taxes and other tax matters;

•	any interest of our officers, directors or affiliates in transactions to which we are a party or with our significant customers or suppliers;

•	our insurance policies;

•	board approval and required stockholder vote;

•	that we have taken all action to ensure that the anti-takeover provisions of the Delaware Law do not apply to the execution, delivery and performance of the merger agreement and the voting agreements or the consummation of the merger;

•	the receipt by our board of directors of an opinion of our financial advisor;

•	absence of undisclosed obligations to brokers and investment bankers;

•	identification of, and relationships with, our ten largest customers and ten largest suppliers;

•	the absence of contracts, governmental orders or decrees that prohibit or materially impair our current material business practices; and

•	the absence of illegal payments.

In the merger agreement, Selectica and Indigo Merger Corporation made representations and warranties to us relating to the following:

•	their respective corporate organization and other corporate matters;

•	their respective authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	their board approval;

•	absence of conflicts with, or violations of, their organizational documents or other obligations as a result of the merger;

•	the absence of any business activities or operations by Indigo Merger Corporation except in connection with the transactions contemplated by the merger agreement;

•	their obligations to brokers, finders and investment bankers; and

•	that Selectica possesses sufficient funds to consummate the merger.

Definition of Company Material Adverse Effect

Several of the representations and warranties made by us in the merger agreement and certain conditions to Selectica’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, any event, changes in or effects on our or any of our subsidiaries businesses that, individually or in the aggregate are, or would reasonably be expected to be, materially adverse to our or our subsidiaries business, financial condition, results of operations, assets (tangible or intangible) and liabilities (including contingent liabilities), taken as a whole. However, in no event shall any event, violation, inaccuracy, circumstance or other matters relating to (directly or indirectly) any of the following be deemed to constitute, nor shall any of the following, either singly or in the aggregate, be taken into account in determining whether there has been or will be a material adverse effect: (i) any conditions affecting the industry in which we and our subsidiaries operate that do not have a disproportionate impact in any material respect on us and our subsidiaries, taken as a whole relative to other business entities engaged in the same or similar industry; (ii) any conditions affecting the general economy or the capital markets that do not disproportionately impact us and our subsidiaries in any material respect, taken as a whole relative to other business entities engaged in the same or similar industry; (iii) any changes or events primarily attributable to the announcement or the pendency of the transactions contemplated by the merger agreement, including, without limitation, disruption or loss of our customer, business partner, supplier or employee relationships (provided that this exception shall not be used to excuse our breach of certain specified representations or warranties); (iv) any changes or events primarily resulting from our compliance with the terms, or the taking of any action required by, the merger Agreement; (v) in and of itself, our failure to meet any estimates of revenues or earnings for any period ending on or after December 3, 2004 and prior to the effective time or any reduction in any revenues or earnings as compared to prior periods (provided that this exception shall not prevent or otherwise affect a determination that any event, change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect on us); (vi) in and of itself, any decline in our market price on The Nasdaq National Market (provided that this exception shall not prevent or otherwise affect a determination that any event, change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a material adverse effect on us); (vii) any actions taken or announced by Selectica or taken or announced by us at the written request or direction of Selectica, or any inactions or failures to act by Selectica or by us at the written request or direction of Selectica; (viii) the failure by Selectica to comply with the terms of or to take actions required by the merger agreement; or (ix) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

Covenants Relating to the Conduct of Our Business

During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Selectica, except as expressly contemplated by the merger agreement or as set forth in the applicable section of the disclosure schedule or as Selectica may otherwise consent in writing, that we will conduct our business in the ordinary course of business consistent with past practice and use our commercially reasonable efforts to preserve substantially intact our business organization and keep available the services of our current officers, key employees and consultants and preserve our relationships with customers, suppliers, licensors, licensees, alliance partners and others with whom we have business relations.

Prior to the effective time of the merger, except as contemplated or required by the merger agreement, as would otherwise be inconsistent with applicable laws, or as set forth in the disclosure schedule, we have agreed not to do any of the following, nor will we permit our subsidiaries to do any of the following without the prior written consent of Selectica:

•

Issue, deliver or sell any shares of our capital stock, any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (i) the issuance of shares of our common stock upon the exercise of outstanding stock options or pursuant to our stock purchase plan, (ii) the issuance of shares of our common stock upon the exercise of outstanding warrants, (iii) the grant of options to purchase up to 1,500,000 shares of our common stock in the aggregate in the ordinary course of business consistent with past practice, and at exercise price equal to the then fair market value of a our common stock;

provided, no such options may be issued that will provide for acceleration as a result of the merger and the vesting and other principal terms of such options shall be consistent with the description set forth in the disclosure letter, and provided further that no such options may be granted to senior vice-presidents or other executive officers, or (iv) the grant of options to A. Leigh Powell, Terrence M. Nicholson, Leonard Rainow, Kevin Harris and Robert Schwartz, with each such grant to be made at a $1.55 exercise price and with vesting and other principal terms consistent with the employment agreements between such individuals and Selectica.

•	Amend or change our organizational documents;

•	Sell, license, dispose of, encumber, otherwise transfer, or authorize for any sale, license, disposition, encumbrance, or transfer, any of our material assets (including any intellectual property) except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) involving obsolete or worthless assets;

•	Authorize, declare, set aside, or make a dividend payment or other distribution;

•	Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of our capital stock (other than pursuant to the repurchase of shares of our common stock from employees, officers, directors, consultants or other persons performing services for us pursuant to terms of agreements under which we have the option to repurchase such shares upon the termination of employment or service);

•	Acquire any interest in any corporation, partnership, other business organization or any division thereof (other than purchases of goods, services and other assets made in the ordinary course of business);

•	Incur any indebtedness for borrowed money or issuance of any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances except to employees in the ordinary course of business;

•	Enter into contracts or agreements not in the ordinary course of business, or that would be “company contracts” for purposes of the merger agreement, or materially modify, amend or terminate any such existing contract or agreement;

•	Make or authorize any capital expenditures individually in excess of $100,000 in the aggregate, other than capital expenditures reflected in our budget;

•	Waive any stock repurchase rights or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the our stock option plans or authorize cash payments in exchange for any options granted under any such plans, except as specifically required by the terms of such plans or any agreements in effect as of the date of the merger agreement and disclosed in the disclosure schedule;

•	Except as required by applicable law or the terms of an existing agreement, increase, or agree to increase, the compensation payable or to become payable to our officers or employees who earn more than $50,000, or grant any rights to severance or termination pay to, or enter into any employment, consulting, termination, indemnification or severance agreement with, any of our directors, officers or other employees who earns at least $50,000, or hire any individual for a vice-president or other executive officer position, or establish, adopt, enter into or amend any collective bargaining, compensation, severance or other plan or agreement, for the benefit of any director, officer or employee;

•	Make or change any material tax election, file any amended tax return involving any material amount of taxes, enter into any material closing agreement, settle any material tax claim or assessment, or take any other action or omit to take any action that would have the effect of increasing our or Selectica’s tax liability;

•	Take action, other than as required by generally accepted accounting principles or by the SEC, with respect to accounting principles or procedures;

•	Grant any license with respect to any of our intellectual property, other than the license of our software in the ordinary course of business; or

•	Other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential intellectual property except pursuant to a confidentiality or non-disclosure covenant protecting against disclosure thereof.

No Solicitation

We have agreed that we will not, and we will instruct our officers, directors, employees, subsidiaries, and specified other representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any competing transaction;

•	enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a competing transaction; or

•	or agree to or endorse any other competing transaction.

We are obligated to promptly notify Selectica if any proposal, offer or inquiry regarding a competing transaction is made and to promptly inform Selectica as to the material details of any such proposal, offer or inquiry, including the identity of the party making any such proposal, offer or inquiry. We also agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted prior to the execution of the merger agreement with respect to a competing transaction.

However, so long as we have not intentionally breached our non-solicit obligations, we may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, bona fide proposal or offer regarding a competing transaction only if our Board of Directors has:

•	concluded after consultation with our external legal counsel and our financial advisor that such proposal or offer constitutes or could reasonably lead to a superior proposal;

•	concluded, after consultation with our external legal counsel, that, in light of such competing transaction, the failure to furnish such information or enter into discussions or negotiations is reasonably likely to result in a breach of our board of directors’ fiduciary obligations;

•	provided notice to Selectica of our intent to furnish information or enter into discussions or negotiations with such person at least one business day prior to taking any such action; and

•	obtained from such person an executed confidentiality agreement on terms no less favorable to us than those contained in the confidentiality agreement we signed with Selectica.

Nothing contained in the merger agreement prohibits us or our board of directors from taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

A “competing transaction” means a merger, consolidation, share exchange, business combination or other similar transaction involving us, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of our assets, or a tender offer or exchange offer for, or an offer to purchase from us directly, 15% or more of our outstanding voting securities.

A “superior proposal” means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving us pursuant to which a person (or its stockholders) would own, if consummated, at least 80% of our outstanding capital stock (or of the surviving entity in a merger) or at least 80% of the overall fair market value of our assets that is not attributable to our material breach our non-solicit obligations under the merger agreement and on terms that our board of directors determines, in its good faith, reasonable judgment (after consultation with our external legal counsel and financial advisor), to be more favorable to our stockholders than the terms of the merger after taking into account whether any financing required to consummate the transaction contemplated by such offer or proposal is committed or reasonably likely to be obtained by such third party on a timely basis.

Conditions to the Closing of the Merger

Our and Selectica’s obligations to consummate the merger are subject to the satisfaction or waiver (where permissible) of each party of the following conditions:

•	Our stockholders must have adopted the merger agreement.

•	No governmental entity or court shall have enacted, issued, promulgated, enforced or entered any law or executive order that is then in effect and has, or would reasonably be expected to have, the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

•	Any waiting period (and any extension thereof) applicable to the consummation of the merger under the antitrust laws (including the Hart-Scott-Rodino Act) shall have expired or been terminated;

In addition, the obligations of Selectica to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	Each of our representations and warranties must be true and correct (i) as of the date of the merger agreement and (ii) as of the closing date of the merger, except, in the case of clause (ii), for such failures to be true and correct that do not individually or in the aggregate constitute a material adverse effect and for those of our representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all respects as of such date.

•	We must have performed or complied in all material respects with all of our agreements and covenants under the merger agreement.

•	The employment agreements between Selectica and certain of our officers must be in full force and effect as of the effective time and must not have been anticipatorily breached or repudiated by any such officer.

•	There must not be instituted or pending any suit, action or proceeding in which a governmental entity is (i) challenging the merger or the other transactions contemplated by the merger agreement or (ii) seeking to prohibit or impair Selectica’s ability to own or operate a material portion of our business and assets or a material portion of Selectica’s business or assets, or prohibit or materially limit Selectica’s ability to exercise ownership rights with respect to the stock of the surviving corporation.

•	No more than 5% of our outstanding common stock outstanding shall have demanded appraisal rights under Delaware law.

•	Selectica must have received written letters or resignation from the members of our board of directors and our officers.

In addition, our obligations to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	Each of Selectica’s representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the closing date, except, for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all material respects as of such date.

•	Selectica must have performed or complied in all of its material respects with all agreements and covenants under the merger agreement.

•	The employment agreements between Selectica and certain of our officers must be in full force and effect as of the effective time.

Termination

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, upon our mutual agreement with Selectica, even if our stockholders have adopted the merger agreement at the special meeting.

In addition, we and Selectica each have separate rights to terminate the merger agreement without the agreement of the other party if, among other things:

•	The merger has not been completed by May 1, 2005 (however, if the merger has not been completed due to the need to comply with government regulatory approvals, such date shall be extended to July 1, 2005);

•	A court issues a final order restraining or otherwise prohibiting the completion of the merger, prohibiting operation of a material portion of the business of I-many as a result of the merger or compelling either party to dispose or hold separate a material portion of the other party’s business or assets as a result of the merger; or

•	Our stockholders’ approval to adopt the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof.

The merger agreement may also be terminated by Selectica if:

•	Any of our representations or warranties in the merger agreement is not true and correct at any time prior to closing, and such inaccuracy has a material adverse effect and such breach is not timely cured;

•	We have not performed all of our obligations under the merger agreement and such nonperformance is not timely cured;

•	Our board withdraws, modifies or qualifies its recommendation of the merger in a manner adverse to Selectica;

•	Our board recommends a competing transaction (as defined in the merger agreement) to the stockholders or enters into a letter of intent with a third party accepting any competing transaction;

•	Our board fails to reject a competing transaction within 15 business days following our receipt of a written proposal for a competing transaction;

•	We have intentionally breached our non-solicit obligations under the merger agreement; or

•	A tender offer or exchange offer for 15% of more of our outstanding common stock is commenced and our board fails to recommend that our stockholders reject such offer within 15 days (or such shorter period as may be required by applicable law).

Additionally, we may terminate the merger agreement if:

•	Any representation or warranty of Selectica or Indigo Merger Corporation in the merger agreement is not true and correct in all material respects at any time prior to closing and such breach is not timely cured; or

•	Selectica has not performed all of its obligations under the merger agreement and such nonperformance is not timely cured.

Termination Fee; Expenses

Except as provided below, under the merger agreement, if the merger is not completed, each of the parties will bear all fees and expenses it incurs in connection with the merger and preparation of the merger agreement. In addition, we will split the expenses related to the preparation and filing of this proxy statement and the filing fees payable under the Hart-Scott-Rodino Act and foreign antitrust filings with Selectica. If the merger is completed, Selectica shall pay all other expenses related to the merger.

We must pay to Selectica a termination fee of $2,450,000 if the merger agreement is terminated:

•	by Selectica because (i) our board withdraws, modifies or qualifies its recommendation of the merger in a manner adverse to Selectica; (ii) our board recommends a competing transaction (as defined in the merger agreement) to the stockholders or enters into a letter of intent with a third party accepting any competing transaction; (iii) our board fails to reject a competing transaction within 15 business days following receipt by I-many of a written proposal for a competing transaction; (iv) we have intentionally breached our non-solicit obligations under the merger agreement; or (v) a tender offer or exchange offer for 15% of more of our outstanding common stock is commenced and our board fails to recommend that our stockholders reject such offer within 15 days (or such shorter period as may be required by applicable law).

•	by either Selectica or us if stockholder approval to adopt the merger agreement is not obtained and at or prior to the time of the special meeting a competing transaction shall have been disclosed, announced, commenced, submitted or made to us or our stockholders, our board shall have withdrawn, withheld, amended, modified or changed its recommendation of the adoption of the merger agreement in response to, or failed to recommend against, such competing transaction and within 12 months of the date of the termination of the merger agreement a competing transaction is consummated.

Further Actions and Agreements

Company Stockholders’ Meeting. We agreed to call and hold a stockholders’ meeting as promptly as practicable after the execution of the merger agreement for the purpose of voting upon the adoption of the merger agreement and to use commercially reasonable efforts to hold such stockholders’ meeting as soon as practicable after the date on which this proxy statement is deemed to be definitive. We have agreed to use commercially reasonable efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement, and to take all other action necessary or advisable to secure the vote of our stockholders.

Access to Information. We have agreed to afford Selectica and its representatives with access at reasonable times to our properties, offices and other facilities and to the books and records thereof prior to the closing of the merger and to furnish promptly such information concerning ourself as Selectica or its representatives may reasonably request.

Directors’ and Officers’ Indemnification and Insurance. The certificate of incorporation and bylaws of the surviving corporation shall contain the same provisions with respect to indemnification, advancement and director and exculpation as set forth in such documents on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the closing of the merger in any manner adverse to those who were entitled to such indemnification, advancement or exculpation. The surviving corporation shall, to the fullest extent permitted by law and as required by any indemnification agreement, indemnify and hold harmless, each of our present and former directors or officers, and each such person that served at our request as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the closing of the merger), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the closing of the merger (including the transactions contemplated by the merger agreement). Selectica has an obligation to maintain our directors’ and officers’ liability insurance after the closing of the merger for a period of six years; provided that Selectica shall not be required to pay premiums for such insurance in excess of 150% of the current annual premiums paid by us for such insurance.

Further Action, Consents and Filings. The merger agreement obligates Selectica and us to use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the merger, (ii) obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Selectica or us or any respective subsidiaries in connection with the consummation of the merger and (iii) make all necessary filings, and thereafter make any other submissions, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement that are required under antitrust laws. To this end, we and Selectica each filed a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and the rules under that Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on December 22, 2004, and requested early termination of the required waiting period.

Public Announcements. We and Selectica have agreed to consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger.

Employee Benefits. All our employees shall continue in their existing benefit plans until such time as an orderly transition can be accomplished to employee benefit plans and programs maintained by Selectica. Our employees shall be eligible to participate in the employee benefit plans of Selectica on terms and conditions no less favorable than those offered to similarly situated employees of Selectica. We have agreed to terminate our 401(k) plan and any other benefit plans identified by Selectica prior to the closing date of the merger agreement.

Section 16 Matters. Provided that we deliver to Selectica certain information in a timely fashion, Selectica’s board of directors shall adopt resolutions prior to the consummation of the merger providing that the receipt by certain company insiders of options for Selectica common shares upon conversion of certain of our stock options is intended to be exempt from liability pursuant to Section 16(b) under the Securities and Exchange Act of 1934.

Amendment and Waiver

Amendment. The merger agreement may be amended by the parties to the fullest extent permitted by law by action taken by or on behalf of our or their respective boards of directors at any time prior to the effective time, provided that after adoption by our stockholders of the merger agreement is obtained, no amendment of the merger agreement will be made which would require further approval by our stockholders unless so approved by our stockholders.

Waiver. At any time prior to the Effective Time, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any agreement or condition contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

The Voting Agreements

The following summary of the material terms of the voting agreements is qualified in its entirety by reference to the complete text of the form of voting agreement, which is incorporated by reference herein. Our stockholders are urged to read the full text of the form of voting agreement in its entirety.

In order to induce Selectica to enter into the merger agreement, our Chief Executive Officer A. Leigh Powell and General Counsel Robert Schwartz entered into individual voting agreements with Selectica concurrently with our execution of the merger agreement. These stockholders collectively owned, as of the close of business on the record date, approximately 0.5% of our outstanding shares that are entitled to vote at the special meeting (excluding options held by them). Pursuant to these voting agreements, Messrs. Powell and Schwartz have agreed to vote all shares of our common stock owned of record by them, or as to which they otherwise have voting power (including any such shares acquired after the date of the voting agreement), in favor of the adoption of the merger agreement, and against any other merger or other business combination transaction and any other matter that would result in a material breach of any of our obligations or agreements in the merger agreement or would result in any of our obligations under the merger agreement not being fulfilled. Messrs. Powell and Schwartz also have irrevocably appointed the members of Selectica’s board of directors, and each of them, as the sole and exclusive attorneys and proxies to vote the shares of our capital stock owned by Messrs. Powell and Schwartz, including shares of our capital stock acquired by these stockholders after the date of the voting agreements, in favor of the adoption of the merger agreement, and against any other merger or other business combination transaction and any other matter that would result in a material breach of any of our obligations or agreements in the merger agreement or would result in any of our obligations under the merger agreement not being fulfilled. Messrs. Powell and Schwartz may vote their shares of our capital stock on all other matters.

Neither Mr. Powell nor Mr. Schwartz was paid any consideration for entering into the voting agreements.

Pursuant to the voting agreements, each of Messrs. Powell and Schwartz has agreed that he will not, directly or indirectly, transfer, sell, exchange, pledge or otherwise dispose of any shares of our capital stock, deposit his shares into a voting trust or enter into a voting agreement, or enter into any other contract with respect to the direct or indirect acquisition of his shares.

These voting agreements will terminate upon the earlier of the termination of the merger agreement or the effective time of the merger.

The Employment Agreements

In connection with the merger agreement, Selectica entered into employment agreements with the following of our officers: A. Leigh Powell, chairman of our board of directors and our President and Chief Executive Officer, Terrence Nicholson, our Chief Operating Officer, Kevin Harris, our Chief Financial Officer, Leonard Rainow, our Chief Technology Officer, and Robert Schwartz, our General Counsel. Each of the employment agreements becomes effective as of the effective time of the merger and has no legal effect unless the merger is consummated. The following is a summary of the material terms of the employment agreements.

Powell Employment Agreement. Pursuant to his employment agreement with Selectica, as of the effective time of the merger, Mr. Powell will become Selectica’s President, Life Sciences. His salary will be $320,000 per year. In addition, within 30 days after the effective time of the merger, he will receive a payment of $25,000 in lieu of the car allowance we currently provide him. If Mr. Powell remains employed by Selectica for six months after the effective time of the merger, he will receive an integration bonus of $50,000. If he remains employed by Selectica for 12 months after the effective time of the merger, he will receive a retention bonus of $240,000. Commencing with Selectica’s fiscal year ending March 31, 2006, Mr. Powell will be eligible for consideration for an annual incentive bonus. The minimum bonus (which requires that Selectica has net income after payment of all incentive bonuses) will be 40% of his base salary, the target amount will be 57.5% of his base salary, and the maximum bonus will be 75% of his base salary. If Mr. Powell is required to relocate, Selectica will reimburse him for reasonable relocation expenses up to $100,000, with a gross-up to the extent that the reimbursement results in taxable income.

Under the Mr. Powell’s employment agreement, Selectica is obligated to grant Mr. Powell an option to purchase 700,000 shares of Selectica’s Common Stock at an exercise price equal to the market value on the date of grant. The option will have a 10-year term but will expire earlier if Mr. Powell’s employment terminates earlier. The option will become exercisable in equal monthly installments over the first 48 months of Mr. Powell’s employment with Selectica after the Merger. If, within 24 months after the Merger, Mr. Powell’s employment is terminated without cause or he resigns for good reason, the option becomes exercisable with regard to 50% of the remaining unvested shares. If Selectica is subject to a change in control while Mr. Powell is still employed, the option also becomes exercisable with regard to 50% of the remaining unvested shares. If, within 12 months after the change in control, Mr. Powell’s employment is terminated without cause or he resigns for good reason, then the option becomes exercisable with regard to all remaining shares. If we grant Mr. Powell additional options before the effective time of the Merger, the number of options to be granted by Selectica will be reduced by the corresponding number of shares (adjusted to reflect the ratio between $1.55, the merger consideration to be paid for our common stock, and the market value of shares of Selectica’s common stock).

Mr. Powell will be employed by Selectica at will. However, if his employment is terminated without cause or he resigns for good reason, he is entitled to severance benefits. If the employment termination occurs within two years after the effective time of the merger, the severance benefit is equal to 18 months of base salary, plus the annual target bonus described above (or the retention bonus described above, if the termination occurs within one year after the effective time of the merger), plus the integration bonus described above if the termination occurs within six months after the effective time of the merger. If the employment termination occurs more than two years after the effective time of the merger, then the severance benefit is equal to 12 months of base salary, plus the annual target bonus described above. In either case, one-half of the severance benefit is paid in a lump sum at the time of the employment termination and the balance is paid in equal semi-monthly installments during the period covered by the non-competition covenant described below.

Mr. Powell’s employment agreement requires that he refrain from competing with Selectica until the second anniversary of the effective time of the merger or the first anniversary of his separation from employment, whichever is later.

Nicholson Employment Agreement. As of the effective time of the merger, Mr. Nicholson will become Selectica’s Chief Operating Officer. His salary will be $286,000 per year. In addition, within 30 days after the effective time of the merger, he will receive a payment of $25,000 in lieu of the car allowance we currently provide him. If Mr. Nicholson remains employed by Selectica for six months after the effective time of the merger, he will receive an integration bonus of $50,000. If he remains employed by Selectica for 12 months after the effective time of the merger, he will receive a retention bonus of $214,500. Commencing with Selectica’s fiscal year ending March 31, 2006, Mr. Nicholson will be eligible for consideration for an annual incentive bonus. The minimum bonus (which requires that Selectica has net income after payment of all incentive bonuses) will be 40% of his base salary, the target amount will be 57.5% of his base salary, and the maximum bonus will be 75% of his base salary. If Mr. Nicholson is required to relocate, Selectica will reimburse him for reasonable relocation expenses up to $100,000.

Under his employment agreement, Selectica is obligated to grant Mr. Nicholson an option to purchase 525,000 shares of Selectica’s common stock at an exercise price equal to the market value on the date of grant. The option will have a 10-year term but will expire earlier if Mr. Nicholson’s employment terminates earlier. The option will become exercisable in equal monthly installments over the first 48 months of Mr. Nicholson’s employment with Selectica after the effective time of the merger. If, within 24 months after the effective time of the merger, Mr. Nicholson’s employment is terminated without cause or he resigns for good reason, the option becomes exercisable with regard to 50% of the remaining unvested shares. If Selectica is subject to a change in control while Mr. Nicholson is still employed, the option also becomes exercisable with regard to 50% of the remaining unvested shares. If, within 12 months after the change in control, Mr. Nicholson’s employment is terminated without cause or he resigns for good reason, then the option becomes exercisable with regard to all remaining shares. If we grant Mr. Nicholson additional options before the effective time of the merger, the number of options to be granted by Selectica will be reduced by the corresponding number of shares (adjusted to reflect the ratio between $1.55, the merger consideration to be paid for our common stock, and the market value of shares of Selectica’s common stock).

Mr. Nicholson will be employed by Selectica at will. However, if his employment is terminated without cause or he resigns for good reason, he is entitled to severance benefits. If the employment termination occurs within two years after the effective time of the merger, the severance benefit is equal to 12 months of base salary, plus the annual target bonus described above (or the retention bonus described above, if the termination occurs within one year after the effective time of the merger), plus the integration bonus described above if the termination occurs within six months after the effective time of the merger. If the employment termination occurs more than two years after the effective time of the merger, then the severance benefit is equal to 12 months of base salary, plus 75% of the annual target bonus described above. In either case, one-half of the severance benefit is paid in a lump sum at the time of the employment termination and the balance is paid in equal semi-monthly installments during the period covered by the non-competition covenant described below.

Mr. Nicholson’s employment agreement requires that he refrain from competing with Selectica until the second anniversary of the effective time of the merger or the first anniversary of his separation from employment, whichever is later.

Rainow Employment Agreement. As of the effective time of the merger, Mr. Rainow will become Selectica’s Chief Technology Officer. His salary will be $225,000 per year. In addition, within 30 days after the effective time of the merger, he will receive a payment of $25,000 in lieu of the car allowance we currently provide him. If Mr. Rainow remains employed by Selectica for six months after the effective time of the merger, he will receive an integration bonus of $30,000. If he remains employed by Selectica for 12 months after the effective time of the merger, he will receive a retention bonus of $112,500. Commencing with Selectica’s fiscal year ending March 31, 2006, Mr. Rainow will be eligible for consideration for an annual incentive bonus. The minimum bonus (which requires that Selectica has net income after payment of all incentive bonuses) will be 30% of his base salary, the target amount will be 40% of his base salary, and the maximum bonus will be 50% of his base salary. If Mr. Rainow is required to relocate, Selectica will reimburse him for reasonable relocation expenses up to $100,000.

Under his employment agreement, Selectica is obligated to grant Mr. Rainow an option to purchase 250,000 shares of Selectica’s common stock at an exercise price equal to the market value on the date of grant. The option will have a 10-year term but will expire earlier if Mr. Rainow’s employment terminates earlier. The option will become exercisable in equal monthly installments over the first 48 months of Mr. Rainow’s employment with Selectica after the effective time of the merger. If, within 24 months after the effective time of the merger, Mr. Rainow’s employment is terminated without cause or he resigns for good reason, the option becomes exercisable with regard to 50% of the remaining unvested shares. If Selectica is subject to a change in control while Mr. Rainow is still employed, the option also becomes exercisable with regard to 50% of the remaining unvested shares. If, within 12 months after the change in control, Mr. Rainow’s employment is terminated without cause or he resigns for good reason, then the option becomes exercisable with regard to all remaining shares. If we grant Mr. Rainow additional options before the effective time of the merger, the number of options to be granted by Selectica will be reduced by the corresponding number of shares (adjusted to reflect the ratio between $1.55, the merger consideration to be paid for our common stock, and the market value of shares of Selectica’s common stock).

Mr. Rainow will be employed by Selectica at will. However, if his employment is terminated without cause or he resigns for good reason, he is entitled to severance benefits. If the employment termination occurs within two years after the effective time of the merger, the severance benefit is equal to 12 months of base salary, plus 75% of the annual target bonus described above (or 100% of the retention bonus described above, if the termination occurs within one year after the effective time of the merger), plus the integration bonus described above if the termination occurs within six months after the effective time of the merger. If the employment termination occurs more than two years after the effective time of the merger, then the severance benefit is equal to nine months of base salary, plus 75% of the annual target bonus described above. In either case, one-half of the severance benefit is paid in a lump sum at the time of the employment termination and the balance is paid in equal semi-monthly installments during the period covered by the non-competition covenant described below.

Mr. Rainow’s employment agreement requires that he refrain from competing with Selectica until the second anniversary of the effective time of the merger or the first anniversary of his separation from employment, whichever is later.

Harris Employment Agreement. As of the effective time of the merger, Mr. Harris will become Selectica’s VP, Finance and Controller. His salary will be $210,000 per year. In addition, within 30 days after the effective time of the merger, he will receive a payment of $25,000 in lieu of the car allowance we currently provide him. If Mr. Harris remains employed by Selectica for six months after the effective time of the merger, he will receive an integration bonus of $30,000. If he remains employed by Selectica for 12 months after the effective time of the merger, he will receive a retention bonus of $105,000. Commencing with Selectica’s fiscal year ending March 31, 2006, Mr. Harris will be eligible for consideration for an annual incentive bonus. The minimum bonus (which requires that Selectica has net income after payment of all incentive bonuses) will be 30% of his base salary, the target amount will be 40% of his base salary, and the maximum bonus will be 50% of his base salary. If Mr. Harris is required to relocate, Selectica will reimburse him for reasonable relocation expenses up to $100,000.

Under his employment agreement, Selectica is obligated to grant Mr. Harris an option to purchase 250,000 shares of Selectica’s common stock at an exercise price equal to the market value on the date of grant. The option will have a 10-year term but will expire earlier if Mr. Harris’ employment terminates earlier. The option will become exercisable in equal monthly installments over the first 48 months of Mr. Harris’ employment with Selectica after the effective time of the merger. If, within 24 months after the effective time of the merger, Mr. Harris’ employment is terminated without cause or he resigns for good reason, the option becomes exercisable with regard to 50% of the remaining unvested shares. If Selectica is subject to a change in control while Mr. Harris is still employed, the option also becomes exercisable with regard to 50% of the remaining unvested shares. If, within 12 months after the change in control, Mr. Harris’ employment is terminated without cause or he resigns for good reason, then the option becomes exercisable with regard to all remaining shares. If we grant Mr. Harris additional options before the effective time of the merger, the number of options to be granted by Selectica will be reduced by the corresponding number of shares (adjusted to reflect the ratio between $1.55, the merger consideration to be paid for our common stock, and the market value of shares of Selectica’s common stock).

Mr. Harris will be employed by Selectica at will. However, if his employment is terminated without cause or he resigns for good reason, he is entitled to severance benefits. If the employment termination occurs within 18 months after the effective time of the merger, the severance benefit is equal to 12 months of base salary, plus 75% of the annual target bonus described above (or 100% of the retention bonus described above, if the termination occurs within 12 months after the effective time of the merger), plus the integration bonus described above if the termination occurs within six months after the effective time of the merger. If the employment termination occurs more than 18 months after the effective time of the merger, then the severance benefit is equal to nine months of base salary, plus 50% of the annual target bonus described above. In either case, one-half of the severance benefit is paid in a lump sum at the time of the employment termination and the balance is paid in equal semi-monthly installments during the period covered by the non-competition covenant described below.

Mr. Harris’ employment agreement requires that he refrain from competing with Selectica until the second anniversary of the effective time of the merger or the first anniversary of his separation from employment, whichever is later.

Schwartz Employment Agreement. As of the effective time of the merger, Mr. Schwartz will become Selectica’s General Counsel. His salary will be $180,000 per year. In addition, within 30 days after the effective time of the merger, he will receive a payment of $25,000 in lieu of the car allowance we currently provide him. If Mr. Schwartz remains employed by Selectica for six months after the effective time of the merger, he will receive an integration bonus of $30,000. If he remains employed by Selectica for 12 months after the effective time of the merger, he will receive a retention bonus of $90,000. Commencing with Selectica’s fiscal year ending March 31, 2006, Mr. Schwartz will be eligible for consideration for an annual incentive bonus. The minimum bonus (which requires that Selectica has net income after payment of all incentive bonuses) will be 30% of his base salary, the target amount will be 40% of his base salary, and the maximum bonus will be 50% of his base salary. If Mr. Schwartz is required to relocate, Selectica will reimburse him for reasonable relocation expenses up to $100,000.

Under his employment agreement, Selectica is obligated to grant Mr. Schwartz an option to purchase 125,000 shares of Selectica’s common stock at an exercise price equal to the market value on the date of grant. The option will have a 10-year term but will expire earlier if Mr. Schwartz’ employment terminates earlier. The option will become exercisable in equal monthly installments over the first 48 months of Mr. Schwartz’ employment with Selectica after the effective time of the merger. If, within 24 months after the effective time of the merger, Mr. Schwartz’ employment is terminated without cause or he resigns for good reason, the option becomes exercisable with regard to 50% of the remaining unvested shares. If Selectica is subject to a change in control while Mr. Schwartz is still employed, the option also becomes exercisable with regard to 50% of the remaining unvested shares. If, within 12 months after the change in control, Mr. Schwartz’ employment is terminated without cause or he resigns for good reason, then the option becomes exercisable with regard to all remaining shares. If we grant Mr. Schwartz additional options before the effective time of the merger, the number of options to be granted by Selectica will be reduced by the corresponding number of shares (adjusted to reflect the ratio between $1.55, the merger consideration to be paid for our common stock, and the market value of shares of Selectica’s common stock).

Mr. Schwartz will be employed by Selectica at will. However, if his employment is terminated without cause or he resigns for good reason, he is entitled to severance benefits. If the employment termination occurs within 18 months after the effective time of the merger, the severance benefit is equal to 9 months of base salary, plus 75% of the annual target bonus described above (or 100% of the retention bonus described above, if the termination occurs within 12 months after the effective time of the merger), plus the integration bonus described above if the termination occurs within six months after the effective time of the merger. If the employment termination occurs more than 18 months after the effective time of the merger, then the severance benefit is equal to six months of base salary, plus 50% of the annual target bonus described above. In either case, one-half of the severance benefit is paid in a lump sum at the time of the employment termination and the balance is paid in equal semi-monthly installments during the period covered by the non-competition covenant described below.

Mr. Schwartz’ employment agreement requires that he refrain from competing with Selectica until the second anniversary of the effective time of the merger or the first anniversary of his separation from employment, whichever is later.

MARKET PRICE DATA AND DIVIDENDS

Our common stock is quoted on The NASDAQ under the symbol “IMNY.” The following table sets forth the high and low closing sales prices per share of our common stock, as reported by The NASDAQ, for the quarters indicated:

Year Ended December 31, 2004:	High	Low
Fourth quarter (Through December 30, 2004)	$1.62	$0.81
Third quarter	1.17	0.68
Second quarter	1.38	1.06
First quarter	1.68	1.00

Year Ended December 31, 2003:
Fourth quarter	$1.14	$0.82
Third quarter	1.68	0.98
Second quarter	1.72	0.68
First quarter	1.57	0.73

On December 2, 2004, the last full trading day before the public announcement of the execution of the merger agreement, the closing sales price per share was $1.45. On              , 2005, the most recent practicable trading day prior to the date of the printing of this proxy statement, the closing sales price per share was $            . You should obtain current market price quotations for our common stock in connection with voting your shares.

To date we have not declared or paid any dividends on our common stock. We are restricted by the merger agreement from declaring dividends. We do not intend to declare any dividends in the foreseeable future.

SE CURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of our outstanding common stock as of December 3, 2004 by:

•	each stockholder that we know is the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

Information with respect to “beneficial ownership” shown in the table below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (which we refer to as the SEC) and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of common stock deemed outstanding include 42,628,383 shares outstanding as of December 3, 2004 plus all common stock issuable on exercise of options (both in-the-money and not) within 60 days of that date held by the particular beneficial owner (“Presently Exercisable Options”). Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each beneficial owner is c/o I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENTAGE BENEFICIALLY OWNED
Five Percent Owners:
Diker Management, LLC (1)(2) 745 Fifth Ave., Suite 1409 New York, New York 10151	8,119,277	19.1%

Weiss, Peck & Greer Investments, (3) a division of Robeco USA, L.L.C. One New York Plaza New York, New York 10004	4,125,001	9.7%

Brown Capital Holdings Incorporated (4) 901 South Bond Street, Suite 400 Baltimore, Maryland 21231	3,992,957	9.4%

Kennedy Capital Management Inc. (5) 10829 Olive Blvd. St. Louis, Missouri 63141	2,533,600	5.9%

Non-Employee Directors:
William F. Doyle (6)	400,739	*
Murray B. Low (7)	129,906	*
Karl E. Newkirk (8)	114,906	*
Executive Officers:
A. Leigh Powell (9)	1,880,953	4.2%
Terrence M. Nicholson (10)	908,033	2.1%
Kirk Krappé	—	—
Kevin M. Harris (10)	334,566	*
Robert G. Schwartz, Jr. (11)	362,330	*
All executive officers and directors as a group (8 people) (12)	4,131,433	8.9%

*	Indicates less than one percent of the outstanding common stock.
1.	Reported by the investor on Form 4 filed with the SEC on October 28, 2004 and Schedule 13G as filed with the SEC on October 7, 2004.
2.	Consists of 73,500 shares indirectly held by the investor in its capacity as the Registered Investment Adviser of certain managed accounts and partnerships, as set forth on Form 4. Pursuant to Schedule 13G it also consists of 8,045,777 shares for which the investor claims shared voting and dispositive power as the investment manager of Diker Value-Tech Fund, LP, Diker Value-Tech QP Fund, LP, Diker Micro & Small Cap Fund, LP, Diker M&S Cap Master Fund, Ltd. and the investment adviser of separately managed accounts.

3.	Reported by the investor on Schedule 13G filed with the SEC on April 8, 2004. Consists of 4,125,001 shares held by the investor for the discretionary accounts of certain clients.
4.	Reported by the investor on Schedule 13G filed with the SEC on February 13, 2004. Consists of 3,578,305 shares for which the investor claims sole dispositive power and 3,898,637 shares for which the investor claims sole voting power. Brown Investment Advisory Incorporated claims beneficial ownership of 3,126,152 of these shares, and clients of Brown Investment Advisory and Trust Company claim beneficial ownership of 866,805 of these shares.
5.	Reported by the investor on Schedule 13G filed with the SEC on February 19, 2004. Consists of 2,533,600 shares for which the investor claims sole dispositive power and 2,474,800 shares for which the investor claims sole voting power.
6.	Consists of (a) 383,334 shares issuable upon exercise of options exercisable within the 60-day period after December 31, 2004 and (b) 17,405 shares of common stock, including 12,000 shares of unvested restricted common stock.
7.	Consists of (a) 112,501 shares issuable upon exercise of options exercisable within the 60-day period after December 31, 2004 and (b) 17,405 shares of common stock, including 12,000 shares of unvested restricted common stock.
8.	Consists of (a) 87,501 shares issuable upon exercise of options exercisable within the 60-day period after December 31, 2004 and (b) 27,405 shares of common stock, including 12,000 shares of unvested restricted common stock.
9.	Consists of (a) 1,671,278 shares issuable upon exercise of options exercisable within the 60-day period after December 31, 2004 and (b) 209,675 shares of common stock.
10.	Consists entirely of shares issuable upon exercise of options exercisable within the 60-day period after December 31, 2004.
11.	Consists of (a) 357,330 shares issuable upon exercise of options exercisable within the 60-day period after December 31, 2004 and (b) 5,000 shares of common stock.
12.	Consists of (a) 3,854,543 shares issuable upon exercise of options exercisable within the 60-day period after December 31, 2004 and (b) 276,890 shares of common stock, including 36,000 shares of unvested restricted common stock.

OTHER MATTERS

Other Business for the Special Meeting

As of the date of this proxy statement, our board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Proposals for Annual Meeting of Stockholders

Due to the contemplated consummation of the merger, we do not currently expect to hold a 2005 annual meeting of stockholders because, following the merger, we will not be a publicly held company. However, if the merger is not consummated for any reason, we will promptly schedule an annual meeting of stockholders. The deadline, of December 16, 2004, for submitting stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the company’s proxy materials for its 2005 annual meeting has passed. However, if a stockholder wishes to present a proposal at the 2005 annual meeting, that is not included in the company’s proxy materials, such stockholder must give written notice to the Secretary of the company at I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2005 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2005 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If the merger is not consummated and the 2005 annual meeting has been changed by more than 30 days from the date of the 2004 annual meeting, a stockholder will have a reasonable time before the company begins to print and mail its proxy materials to submit stockholder proposals for inclusion in the company’s proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

Each of I-many and Selectica files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed with the SEC at the SEC’s public reference room in Washington, D.C. at 450 Fifth Street, N.W., 20549 or at the SEC’s regional offices in New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Many of these SEC filings are also available to the public on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.”

We have not authorized anyone to give any information or make any representation about the merger or I-many that differs from or adds to the information in this proxy statement or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors

A. Leigh Powell

President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

among

SELECTICA, INC.,

INDIGO MERGER CORPORATION

and

I-MANY, INC.

Dated as of December 3, 2004

A-i

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER	A-26
5.01 Conduct of Business by the Company Pending the Merger	A-26
5.02 Notification of Certain Matters	A-28
5.03 Litigation	A-28
5.04 Control of Operations	A-28

ARTICLE VI ADDITIONAL AGREEMENTS	A-29
6.01 Proxy Statement	A-29
6.02 Company Stockholders’ Meeting	A-30
6.03 Access to Information; Confidentiality	A-30
6.04 No Solicitation of Transactions	A-31
6.05 Directors’ and Officers’ Indemnification and Insurance	A-32
6.06 Obligations of Merger Sub	A-33
6.07 Further Action; Consents; Filings	A-33
6.08 Public Announcements	A-33
6.09 Commercially Reasonable Efforts and Further Assurances	A-34
6.10 Employee Benefits	A-34
6.11 Section 16 Matters	A-34
6.12 Employment Agreements	A-35

ARTICLE VII CONDITIONS TO THE MERGER	A-35
7.01 Conditions to the Obligations of Each Party	A-35
7.02 Conditions to the Obligations of Parent and Merger Sub	A-35
7.03 Conditions to the Obligations of the Company	A-36

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	A-37
8.01 Termination	A-37
8.02 Effect of Termination	A-38
8.03 Amendment	A-38
8.04 Waiver	A-38
8.05 Expenses	A-38

ARTICLE IX GENERAL PROVISIONS	A-39
9.01 Non-Survival of Representations, Warranties and Agreements	A-39
9.02 Notices	A-40
9.03 Certain Definitions	A-40
9.04 Severability	A-41
9.05 Assignment; Binding Effect; Benefit	A-41
9.06 Specific Performance	A-41
9.07 Governing Law; Forum	A-42
9.08 Waiver of Jury Trial	A-42
9.09 Headings	A-42
9.10 Counterparts	A-42
9.11 Mutual Drafting	A-42
9.12 Entire Agreement	A-42

Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit 2.02(b)	Form of Letter of Transmittal
Schedule 1.05	Officers of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of December 3, 2004 (this “Agreement”) among Selectica, Inc., a Delaware corporation (“Parent”), Indigo Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and I-many, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company (i) has approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the Merger upon the terms and subject to the conditions set forth in this Agreement and the Certificate of Merger (as defined in Section 1.02) and the other transactions contemplated by this Agreement and (ii) has, subject to the terms of this Agreement, unanimously recommended the approval of the Merger and the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (the “Company Voting Agreements”) with Parent in substantially the form attached as Exhibit A hereto;

WHEREAS, as a condition and inducement to Parent’s entering into this Agreement, certain employees of the Company are entering into employment and non-competition agreements with Parent;

WHEREAS, pursuant to the Merger, each outstanding share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), shall be converted into the right to receive $1.55 of cash, without interest; and

WHEREAS, certain terms used in this Agreement are defined in Section 9.03 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

SECTION 1.02 Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and as is otherwise in a form mutually acceptable to Parent and the Company. The term “Effective Time” means the date and time of the filing with, and the acceptance by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California 94025 (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended to read the same as the Amended and Restated Certificate of Incorporation set forth in Exhibit B hereto.

(b) At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to such name as is set forth in the Certificate of Incorporation of the Surviving Corporation).

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the individuals set forth on Schedule 1.05 hereto shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i) Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.05)) shall be converted into the right to receive, without interest, $1.55 in cash (the “Per Share Merger Consideration”). At the Effective Time, each such Share shall cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the Per Share Merger Consideration in accordance with this Section 2.01(a)(i).

(ii) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(iii) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Per Share Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement (reasonably satisfactory to the Company) with U.S. Stock Transfer Corporation, or such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”). Within one business day following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, the aggregate amount of U.S. dollars payable pursuant to Section 2.01 as of the Effective Time (such cash, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver such cash contemplated to be issued pursuant to Section 2.01, out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Within 5 days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a letter of transmittal substantially in a form attached hereto as Exhibit 2.02(b) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash (pursuant to Section 2.01). Upon surrender to the Exchange Agent of a Certificate for cancellation (or affidavit of loss in accordance with Section 2.02(g)), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of the Per Share Merger Consideration that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder) pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Per Share Merger Consideration to which such holder is entitled pursuant to Section 2.01 may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the Parent that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which such holder is entitled pursuant to Section 2.01.

(c) No Further Rights in Company Common Stock. All cash paid upon conversion of the Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Per Share Merger Consideration to which they are entitled pursuant to Section 2.01. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability. To the fullest extent permitted by law, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld in accordance with this Section 2.02(f) by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, in its reasonable judgment, or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01.

(h) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 2.01 or Unvested Cash.

(i) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, right, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

SECTION 2.03 Stock Transfer Books. At the Effective Time, there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the amount of Per Share Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01.

SECTION 2.04 Company Stock Options; Warrants.

(a) Stock Option Plans.

(i) At the Effective Time, Parent shall assume (y) all stock option plans of the Company (the “Company Stock Option Plans”) and (x)(i) all options to acquire Company Common Stock under the Company Stock Option Plans that are outstanding immediately prior to the Effective Time and that have an exercise price per share that is not less than the Per Share Merger Consideration and not more than $1.96, whether or not exercisable and whether or not vested, except options granted prior to the date of this Agreement to A. Leigh Powell or Terrence M. Nicholson, and (ii) all options to acquire Company Common Stock granted pursuant to Section 5.01(a) hereof (the “Assumed Company Stock Options”). The Company’s repurchase right with respect to any unvested shares acquired by the exercise of options granted under a Company Stock Option Plan (the “Company Stock Options”) shall be assigned to Parent without any further action on the part of the Company or the holders of such unvested shares. Each Assumed Company Stock Option will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (A) each Assumed Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent’s common stock, par value $0.01 per share (“Parent Common Shares”), rounded down to the nearest whole share, equal to (x) the number of shares of Company Common Stock subject to such Assumed Company Stock Option multiplied by (y) the Option Exchange Ratio; and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such Assumed Company Stock Option will be equal to (x) the exercise price per share of such Assumed Company Stock Option in effect immediately prior to the Effective Time divided by (y) the Option Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Stock Option Plans to give effect to the foregoing provisions of this Section 2.04(a). It is the intention of the parties that each Assumed Company Stock Option shall qualify following the Effective Time as an incentive stock option as defined in section 422 of the Code (“ISO”) to the extent permitted under section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time.

For purposes of this Section 2.04, “Option Exchange Ratio” shall mean the quotient of (i) the Per Share Merger Consideration and (ii) the Parent Market Price. “Parent Market Price” shall mean the average closing price per share of Parent Common Shares for the ten most recent days that Parent Common Shares have traded ending on (and including) the trading day one day prior to the Effective Time, as reported on The Nasdaq National Market (with such average being calculated using the “simple average” methodology).

(ii) As soon as practicable after the Effective Time, Parent shall deliver to each person who, immediately prior to the Effective Time, was a holder of an outstanding Assumed Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.04 after giving effect to the Merger). At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Assumed Company Stock Options. As soon as practicable after the Effective Time but no later than five business days thereafter, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the Parent Common Shares subject to such Assumed Company Stock Options to the extent permitted by federal securities laws and shall maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all commercially reasonable efforts to cause the Parent Common Shares subject to Assumed Company Stock Options to be listed on The Nasdaq National Market and such exchanges as Parent shall determine.

(iii) At the Effective Time, the Company shall take all necessary action to cancel each Company Stock Option outstanding immediately prior to the Effective Time, whether or not exercisable and whether or not vested, under the Company Stock Option Plans, except the Assumed Company Stock Options. Each holder of a Company Stock Option outstanding immediately prior to the Effective Time being cancelled pursuant to this Section 2.04(a)(iii), whether or not exercisable and whether or not vested, shall be entitled to receive from the Surviving Corporation, in exchange for the cancellation of such Company Stock Options, a lump sum cash payment equal to (x) the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock subject to such cancelled Company Stock Option reduced by (y) the aggregate exercise price for such cancelled Company Stock Option. Such payment shall be reduced by applicable withholding taxes and shall be made promptly after the Effective Time. The Company Stock Options other than the Assumed Company Stock Options shall be cancelled without any payment if the exercise price per share exceeds the Per Share Merger Consideration. The Company shall take all action necessary to approve the disposition of the Company Stock Options being cancelled in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

(b) Stock Purchase Plan. Outstanding purchase rights under the Company’s 2000 Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be cancelled immediately prior to the Effective Time, and the Company shall refund to each participant in the Company Purchase Plan all payroll deductions made by each participant pursuant to the Company Purchase Plan. The Company shall cause the Company Purchase Plan to be terminated as of the Effective Time.

(c) Warrants. At the Effective Time, each warrant to acquire shares of Company Common Stock granted and outstanding immediately prior to the Effective Time (each a “Company Warrant”), whether or not contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time, shall either (i) be converted into a warrant to acquire Parent Common Shares or (ii) represent the right to receive the Per Share Merger Consideration, as required by the terms of such Company Warrant.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have demanded and not effectively withdrawn or lost appraisal rights for such Shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable cash. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Shares held by stockholders who shall have effectively withdrawn or lost (through failure to perfect of otherwise) their right to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Per Share Merger Consideration provided for in Section 2.01(a), without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company prior to the Effective Time and (ii) the opportunity to participate, at its own expense, in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement that the statements contained in this Article III are true and correct, subject to the exceptions set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement dated as of the date of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify, only the corresponding section in this Article III and any other section in this Article III where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure could reasonably be expected to apply to such other section.

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Section 3.01(a) of the Company Disclosure Letter sets forth the jurisdiction of incorporation or organization of each of the Company and each subsidiary of the Company (collectively, the “Company Subsidiaries”). Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of such incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any event, changes in or effects on the business of the Company or any Company Subsidiary that, individually or in the aggregate are, or would reasonably be expected to be, materially adverse to the business, financial condition, results of operations, assets (tangible or intangible) and liabilities (including contingent liabilities) of the Company and the Company Subsidiaries, taken as a whole; provided, however, in no event shall any event, violation, inaccuracy, circumstance or other matters relating to (directly or indirectly) any of the following be deemed to constitute, nor shall any of the following, either singly or in the aggregate, be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any conditions affecting the industry in which the Company and the Company Subsidiaries operate that do not have a disproportionate impact in any material respect on the Company and the Company Subsidiaries, taken as a whole relative to other business entities engaged in the same or similar industry; (ii) any conditions affecting the general economy or the capital markets that do not disproportionately impact in any material respect the Company and the Company Subsidiaries, taken as a whole relative to other business entities engaged in the same or similar industry; (iii) any changes or events primarily attributable to the announcement or the pendency of the transactions contemplated hereby, including, without limitation, disruption or loss of customer, business partner, supplier or employee relationships (provided that the exception in this clause (iii) shall not be used to excuse a breach of a representation or warranty of the Company contained in Sections 3.04, 3.05, 3.11(d), 3.15(d) or 3.22 that arises from the execution and delivery of this Agreement or the consummation of the Merger); (iv) any changes or events primarily resulting from compliance by the Company and the Company Subsidiaries with the terms, or the taking of any action required by, this Agreement; (v) in and of itself, any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Effective Time or any reduction in any revenues or earnings as compared to prior periods (provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any event, change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (vi) in and of itself, any decline in the market price of the Company Common Stock on The Nasdaq National Market (provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any event, change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect); (vii) any actions taken or announced by Parent or taken or announced by the Company at the written request or direction of Parent, or any inactions or failures to act by Parent or by the Company at the written request or direction of Parent; (viii) the failure by Parent to comply with the terms of or to take actions required by this Agreement; or (ix) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

(b) Neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries in the case of the Company) that is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date of this Agreement. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the date of this Agreement, (i) 42,628,383 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of either Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock or Company Preferred Stock are held by Company Subsidiaries and (iv) no shares of Company Preferred Stock are issued and outstanding. Each outstanding share of stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest of a Company Subsidiary owned by the Company or another Company Subsidiary is free and clear of all Liens (as defined in Section 3.14(b)) (other than Permitted Liens), options, rights of first refusal, or limitations on voting rights. The Company directly owns 100% of the issued and outstanding capital stock, and all options or other rights to acquire such capital stock, of each Company Subsidiary.

(b) The Company has duly reserved 16,552,500 shares of Company Common Stock for future issuance pursuant to the Company Stock Option Plans, of which options to purchase 9,469,569 shares of Company Common Stock are outstanding as of the date of this Agreement. The Company has provided to Parent a report dated as of November 29, 2004 that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the number of shares of Company Common Stock that remain subject to such Company Stock Option; (iii) the date on which such Company Stock Option was granted; (iv) the term of such Company Stock Option; (v) the vesting schedule for such Company Stock Option; (vi) the vesting commencement date for such Company Stock Option; (vii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (viii) the status of such Company Stock Option as an ISO. No Assumed Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any optionee under any Assumed Company Stock Option; (ii) any additional benefits for any optionee under any Assumed Company Stock Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Assumed Company Stock Option or any shares of Company Common Stock previously issued upon exercise of a Company Stock Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment. The assumption by Parent of the Assumed Company Stock Option Plans and the Assumed Company Stock Options issued thereunder in accordance with Section 2.04 hereunder will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence.

(c) The Company has duly reserved 919,608 shares of Company Common Stock for future issuance pursuant to the exercise of Company Warrants. Section 3.03(c) of the Company Disclosure Letter sets forth, with respect to each Company Warrant issued to any person: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Warrant; (iii) the total number of shares of Company Common Stock with respect to which such Company Warrant is immediately exercisable; (iv) the exercise price per share of Company Common Stock issuable under such Company Warrant; and (v) the term of such Company Warrant.

(d) Except for Company Purchase Plan, the Company Stock Options and the Company Warrants, there are no other options, warrants or other similar rights outstanding obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other equity interests. The Company has no stockholders’ rights plan or similar plan in effect. All shares of Company Common Stock subject to the Company Purchase Plan, and outstanding Company Stock Options and Company Warrants, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As a result of the Merger and without any further action by the Company, all Shares outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other similar agreement with the Company will fully vest and will no longer be subject to repurchase or forfeiture. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Each holder of a Company Stock Option or Company Warrant will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time.

(e) All of the securities sold or issued by the Company and each Company Subsidiary have been sold or issued in compliance with the requirements of the federal securities laws and any other applicable securities laws.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party (i) relating to voting, registration or disposition of any shares of capital stock of the Company or any Company Subsidiary; (ii) granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary; or (iii) granting to any person or group of persons information rights.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the approval of the Merger and adoption of this Agreement by the Company’s stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at a meeting duly called and where a quorum is present (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than with respect to the Company Stockholder Approval, and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made or complied with, conflict with or violate, in any material respect, any foreign or domestic (federal, state or local) law, statute, ordinance, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien (other than Permitted Liens) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Company Contract.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or arbitral body, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental authority (a “Governmental Entity”) in the United States, and to the knowledge of the Company, any other Governmental Entity, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities that the parties mutually agree are necessary and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications, which if not obtained or made would not reasonably be expected, individually or in the aggregate to be material to the Company or prevent or materially delay the consummation of the Merger.

SECTION 3.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its material properties or to carry on its business as it is now being conducted (the “Company Permits”).

(b) Neither the Company nor any Company Subsidiary is in conflict in any material respect with, or in default or violation in any material respect of, (i) any material Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits.

SECTION 3.07 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2001 (collectively, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) The consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, to be material in nature). The most recent balance sheet of the Company contained in the Company SEC Reports as of September 30, 2004 is hereinafter referred to as the “Company Balance Sheet”. Since the date of the most recent Company SEC Report, the Company’s auditor has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

(c) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, the Company has not materially and adversely amended its disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), as previously described in its Company SEC Reports. Section 3.07(c) of the Company Disclosure Letter lists, and the Company has made available to Parent, complete and correct copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(d) Since May 1, 2003, neither the Company nor any Subsidiary nor, to the Company’s knowledge, any member of the audit committee or executive officer of the Company or any Subsidiary, has received any complaint, allegation, assertion or claim, whether made in writing or made orally to any such person, regarding the accounting, internal accounting controls or auditing matters of the Company or any Subsidiary, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing matters. Since May 1, 2003, no U.S. attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of the U.S. securities laws, or a material breach of fiduciary duty by the Company or any of its officers or directors to the Company’s Board of Directors or any committee thereof or to any director or executive officer of the Company. Since May 1, 2003, there have been no internal investigations regarding improper accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company’s Board of Directors or any committee thereof.

(e) Except as provided in the Company SEC Reports, there are no material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company’s financial liquidity, capital expenditures or capital resources.

(f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 in effect as of the date hereof, other than those set forth in the preceding paragraphs of this Section 3.07 or as otherwise incorporated in the Exchange Act.

SECTION 3.08 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Company Balance Sheet, or in the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice, and (c) liabilities arising out of any Company Contracts or any other contracts that have been entered into by the Company in the ordinary course of business, since the date of the Company Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2003 and except as otherwise disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any:

(a) Company Material Adverse Effect through the date of this Agreement;

(b) amendment or any other change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(c) sale, pledge, lease, license, disposition, grant, encumbrance, or authorization for any sale, pledge, lease, license, disposition, grant or encumbrance, of any material assets of the Company excluding any Company Intellectual Property, except in the ordinary course of business;

(d) authorization, declaration, set aside, dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

(e) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of the Company or any Company Subsidiary except for such purchases or acquisition of capital stock pursuant to agreements under which the Company has the option to repurchase such shares;

(f) acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $100,000;

(g) incurrence of any indebtedness for borrowed money (other than accounts payable in the ordinary course of business) or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any person, or any loans or advances made;

(h) waiver of any stock repurchase rights involving Company Stock with a market value in excess of $100,000, acceleration (or grant of any right to acceleration, whether or not contingent), amendment or change in the period of exercisability or the vesting schedule of options or restricted stock, or the repricing of options granted under the Company Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans (excluding any net exercise provisions under the Company Stock Option Plans);

(i) increase in, or agreement to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to its officers or employees, except for increases in accordance with past practices, or the grant of any rights to severance or termination pay to, or the entering into of any employment, consulting, termination, or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary who earns at least $50,000, or the establishment, adoption, entering into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) that may be required by law;

(j) action to make or change any material Tax (as defined in Section 3.16 below) election (including any election relating to the Company’s Tax accounting period or Tax accounting method), file any amended Tax Return (as defined in Section 3.16 below) which amends the Tax Return in any material respect, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Company

Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action, other than actions taken or not taken in the ordinary course of business, that would have the effect of increasing the Tax liability, in any material respect, of the Company or any Company Subsidiary;

(k) other than as required by GAAP or by the SEC, changes with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

(l) (i) sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any material Company Intellectual Property, in whole or in part, except in the ordinary course of business, (ii) grant of any license with respect to any Company Intellectual Property, other than license of Company software to customers of the Company or any Company Subsidiary in the ordinary course of business, (iii) development, creation or invention of any Intellectual Property jointly with any third party, or (iv) to the Company’s knowledge, disclosure, or authorization for disclosure, of any confidential material Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

(m) any authorization, agreement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.09.

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding (“Legal Proceeding”) pending or, to the knowledge of the Company, threatened, nor to the knowledge of the Company is there any investigation pending or threatened, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any domestic Governmental Entity or, to the knowledge of the Company, foreign Governmental Entity that (i) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the operations of the Company as currently conducted or result in damages settlement or an award in excess of $100,000 or (ii) would reasonably be expected to result in the Company having to license the intellectual property rights of a third party or the granting of a license to Company Intellectual Property to a third party. None of the Company, the Company Subsidiaries, or, to the Company’s knowledge, the directors and officers of the Company and the Company Subsidiaries in their capacity as such, nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, or consent decree, settlement agreement or other similar written agreement with, any Governmental Entity. As of the date of this Agreement, neither the Company nor any Company Subsidiary has commenced, with the assistance of external legal counsel, actions that are reasonably likely to result in the Company or any Company Subsidiary initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Company Subsidiary against any third party after the date hereof.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Schedule 3.11(a) of the Company Disclosure Letter lists all employee benefit plans (as defined in section 3(3) of ERISA) and all material bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, retiree medical or life insurance, disability, supplemental retirement, employment, severance, termination pay or other benefit plans, programs or arrangements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the “Company Benefit Plans”).

(b) Each Company Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Benefit Plan and will furnish to Parent upon request a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, if such plan is intended to qualify under Section 401 of the Code, (v) any actuarial report and financial statement in connection with each such Company Benefit Plan for the three most recent plan years, (vi) any correspondence with the IRS or the Department of Labor with respect to each such Company Benefit Plan and (vii) each form of notice of grant or stock option agreement used to document Company Stock Options. Neither the Company nor any Company Subsidiary has any express or implied commitment (x) to create, incur material liability with respect to, or cause to exist, any other material employee benefit plan, program or arrangement, (y) to enter into any material contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Benefit Plan that could reasonably be expected to materially increase the cost of maintaining such Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Company Benefit Plans is a multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(d) None of the Company Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar benefits solely or partially as a result of any transaction contemplated by this Agreement. There is no Company Benefit Plan or other agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of section 280G (as determined without regard to section 280G(b)(4)) of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) increase any benefits otherwise payable or other obligations under any Company Benefit Plan or other arrangement, (ii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Stock Options, or (iii) affect in any material respects any Company Benefit Plan’s current treatment under any Laws including any tax or social contribution law.

(e) Each Company Benefit Plan has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), and the Code. The Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any third party to, any Company Benefit Plan. No material action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of section 414 of the Code (each, an “ERISA Affiliate”) is subject to any material penalty or tax with respect to any Company Benefit Plan under section 402(i) of ERISA or sections 4975 through 4980 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued as of or after the Effective Time, without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses).

(f) Each Company Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS (which may be the favorable opinion letter of the master and prototype or volume submitter plan sponsor of such Company Benefit Plan) with respect to each such Company Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.

(g) No Company Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.

(h) Neither the Company nor any Subsidiary has, since January 1, 1998, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including, without limitation, any multiemployer plan, as defined in section 3(37) of ERISA. All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan have been made on or before their due dates.

(i) (A) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary or in the Company’s or any Company Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company after reasonable due inquiry, threatened between the Company or any Company Subsidiary and any of its employees, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (C) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or; (D) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary; (E) the Company and each Company Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (F) the Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (G) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary; (H) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (I) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any Company Subsidiary; (J) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal

Employment Opportunity Commission, or any other Governmental Entity with respect to the Company or any Company Subsidiary; and (K) the Company is not aware that any employees will terminate their employment with the Company as a result of the announcement of the Merger.

(j) Section 3.11(j) of the Company Disclosure Letter accurately sets forth the name and title of each employee of the Company with the title of vice president or higher.

SECTION 3.12 Contracts. Except as set forth in the Company Disclosure Letter or as described in the Company SEC Reports, neither the Company nor any Company Subsidiary is a party to, or is bound by, any:

(a) employment, consulting, termination or severance agreement, contract or commitment with any officer or other employee with the title of vice president or higher or any member of the Company’s Board of Directors;

(b) agreement, contract or commitment that materially restricts or purports to materially restrict the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any person or granting any exclusive distribution rights, in any market, field or territory;

(c) agreement, contract or commitment (i) relating to the disposition or acquisition by the Company or any Company Subsidiary of material assets not in the ordinary course of business, (ii) relating to the acquisition by the Company or any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise, or (iii) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries) that is material to the Company’s business as currently conducted;

(d) distributor, reseller or dealer agreement for the Company’s products or services;

(e) contract relating to any outstanding commitment for capital expenditures in excess of $100,000;

(f) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit, not including accounts payable, in excess of $100,000;

(g) off-balance sheet arrangement (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act);

(h) contractual obligation (as defined in Item 303(a)(5)(ii) of Regulation S-K) of the Company or any Company Subsidiary that involves or would reasonably be expected to involve payments of more than $100,000 over the term of the contract;

(i) contract providing for an “earn-out” or other contingent payment by the Company or any Company Subsidiary that involves or would reasonably be expected to involve more than $100,000 over the term of the contract;

(j) contract (other than the Company’s Certificate of Incorporation or Bylaws) providing for the indemnification of any officer, director, employee or independent contractor of the Company;

(k) contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person;

(l) other than customer contracts entered into in the ordinary course of business, other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted; or

(m) customer contract that involves or would reasonably be expected to involve payments of more than $100,000 in any 12 month period.

Neither the Company nor any Company Subsidiary, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in breach or violation of or default under in any material respect (nor, to the Company’s knowledge, does there exist any condition which with the passage of time or giving of notice or both would result in such a material breach, violation or default), and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under in any material respect, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that (A) are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (m) above or Section 3.15 hereof or (B) are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a “Company Contract”). Each Company Contract is valid and binding in all material respects on the Company or Company Subsidiary and, to the knowledge of the Company, on the other parties thereto and is in full force and effect except to the extent they have previously expired in accordance with their terms. The Company has delivered or made available to Parent accurate and complete copies of all Company Contracts, including all amendments thereto.

SECTION 3.13 Environmental Matters.

(a) The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) hold all material Environmental Permits (as defined below) and (iii) are in compliance in all material respects with their respective Environmental Permits.

(b) Neither the Company nor any of the Company Subsidiaries has released, and to their knowledge no other person has released, Hazardous Materials (as defined below) in any amount that could reasonably be required to be remediated under applicable Environmental Laws (as defined below) on any real property owned or leased by the Company or the Company Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below), or any similar Law of any state, locality or any other jurisdiction.

(d) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order that remains outstanding or unresolved and relates to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(e) Neither the Company nor any Company Subsidiary has received any written notice that the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code or order, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined and regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Title to Properties; Absence of Liens and Encumbrances.

(a) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.14(a) of the Company Disclosure Letter lists all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto. All such current leases are in full force and effect, and, to the Company’s knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. The Company and the Company Subsidiaries have no leasehold interest in any real property.

(b) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its material tangible personal property, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) except for Liens (i) securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), and statutory Liens for Taxes that are not yet delinquent or Taxes that are being contested in good faith by any appropriate proceedings for which adequate reserves have been established in the financial statements included in the Company SEC Reports, (ii) such imperfections in title, Liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, (iii) Liens securing debt that is reflected in the financial statements included in the Company SEC Reports, (iv) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements, (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Liens, (vi) Liens imposed on the underlying fee interest of a landlord or owner in leased property, and (vii) Liens in favor of customs and revenue authorities arising as a matter of legal requirements to secure payments of customs duties in connection with the importation of goods (each of the Liens set forth in (i) - (vii), a “Permitted Liens”)

SECTION 3.15 Intellectual Property.

(a) The Company and the Company’s Subsidiaries each own or are licensed for, or possess sufficient rights in and to, all Company Intellectual Property (as defined below) with respect to their respective businesses, as presently conducted or proposed to be conducted (except for such items as have yet to be conceived or developed), or necessary to conduct any such business without, to the knowledge of the Company and the Subsidiaries, any infringement or misappropriation of any rights or property of any person (“Infringement”).

Except as set forth in the Company Disclosure Letter, all Company Intellectual Property is either owned by or is exclusively licensed to the Company except with respect to standard, generally commercially available, “off-the-shelf” third party products that are not incorporated into, or tools for production of, any previous, current or proposed product (except for such items as have yet to be conceived or developed), service or Intellectual Property offering of the Company or any Subsidiary, which products are licensed non-exclusively to Company or its Subsidiaries only pursuant to the standard commercial license terms therefor (“Commodity Software”). “Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, and domain names, URLs, addresses and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (collectively, “Inventions”) and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (collectively, “IP Rights”). “Company Intellectual Property” means all Intellectual Property that is used, exercised, or exploited (“Used”) or proposed to be Used (except for such items as have yet to be conceived or developed) in any business of the Company or any Subsidiary, or that may be necessary to conduct any such business; this term will also include all other Intellectual Property owned by or licensed to the Company or any Subsidiary now or in the past (and with respect to any Intellectual Property which is not owned by the Company, all representations and warranties herein shall be deemed made solely to the Company’s knowledge). All copyrightable matter within Company Intellectual Property that is material to the business of the Company or any Subsidiary has been created by persons who were employees of the Company or such Subsidiary at the time of creation or has otherwise been assigned to the Company or a Subsidiary and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto.

(b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company and its Subsidiaries only as part of Commodity Software), Section 3.15(b) of the Company Disclosure Letter lists (by name, number, jurisdiction, status, and owner, as well as next filing, response, payment, appeal, maintenance and other applicable dates and deadlines) all patents and patent applications; all registered and unregistered Marks; and all registered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. All the foregoing (i) are, to the knowledge of the Company and the Company Subsidiaries, valid, enforceable and subsisting, and (ii) along with all related material filings, registrations and correspondence, have been provided to Parent. To the knowledge of the Company and the Subsidiaries, all applicable filings and payments have been made and no cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is currently anticipated by the Company or any Subsidiary. To the Company’s knowledge, there is no basis for a challenge that would materially affect the patentability or validity of claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

(c) Section 3.15(c) of the Company Disclosure Letter lists separately for each of the following categories: (i) all material licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party other than the following agreements (except for entities that the Company believes are competitors of the Company or any Subsidiary): (A) distribution of standard object code product pursuant to Company’s standard form end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business or (B) access provided under Company’s standard form nondisclosure/nonuse agreement, (ii) all licenses, sublicenses and other agreements pursuant to which the Company or a Subsidiary has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property or (B) any Company Intellectual Property, and (iii) each agreement pursuant to which the Company or a Subsidiary has deposited or is required to deposit with an escrowholder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property owned by the Company (“Source Materials”); for the avoidance of doubt this sentence applies, without limitation, to open source licenses, public licenses and other similar licenses of any sort

(“Open Source Licenses”). Except as set forth in the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof, other than indemnification provisions contained in Company’s standard forms of end user licenses used in transactions arising in the ordinary course of business. The Company has provided to Parent all current forms and all forms used by the Company within the past 24 months. Except as set forth in the Company Disclosure Letter, there are no Open Source Licenses to which the Company or any Subsidiary is a party or is bound and no Company Intellectual Property is subject to any Open Source License.

(d) To the knowledge of the Company, no event or circumstance exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could reasonably be expected to result in (i) the material breach or violation of any material license, sublicense or other agreement required to be listed in Section 3.15 of the Company Disclosure Letter, (ii) the loss or expiration of any material right or option by the Company or any of its Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials.

(e) To the knowledge of the Company and its Subsidiaries, there is no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). Except as set forth in the Company Disclosure Letter, none of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.

(g) (i) Except as set forth in the Company Disclosure Letter, each current employee and contractor of the Company or any Subsidiary has executed and delivered (and to the Company’s knowledge, is not in material breach of) an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), which agreements provide (A) written assignments to the Company or such Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Subsidiary by operation of Law and (B) written confidentiality and nonuse restrictions intended to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights.

(ii) Except as set forth in the Company Disclosure Letter, each former employee and contractor of the Company or any Subsidiary who materially contributed to the Company Intellectual Property or had access to material Company Confidential Information executed and delivered (and to the Company’s knowledge, is not in material breach of) an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), which agreements provided (A) written assignments to the Company or such Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Subsidiary by operation of Law and (B) written confidentiality and nonuse restrictions intended to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights.

(h) None of the Company or its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement or may need a license.

(i) To the Company’s knowledge, none of its employees or contractors who earn more than $50,000 is obligated under any agreement, judgment, decree or order (an “Employee Obligation”) that could reasonably be expected to interfere with the use of his or her commercially reasonably efforts to promote the interests of the Company and its Subsidiaries.

(j) All Software is tested by the Company using industry standard technologies and Company or its Subsidiaries have not intentionally inserted into any Software any viruses, worms, trojan horses and other infections or harmful routines and, to the knowledge of the Company, the Software does not contain any of the foregoing or any bugs, errors, or problems that, to the Company’s or any Subsidiary’s knowledge, could reasonably be expected to disrupt its operation or have a materially adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company or any Subsidiary, including, but not limited to, that operated by the Company or any Subsidiary on its web sites or used by the Company or any Subsidiary in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company or any Subsidiary.

(k) Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have obtained all approvals and agreements required (including, without limitation, assurance from customers regarding further export) for exporting any Company Intellectual Property outside the United States and all such export approvals in the United States are current, outstanding and, to the knowledge of the Company, in full force and effect. The Company has disclosed any export restrictions or limitations to Parent.

(l) As of the date of this Agreement, the current version of the Company’s Enterprise Contract Management Foundation version 3.0 is generally available for licensing.

SECTION 3.16 Taxes.

(a) All income Tax (as defined below) and other material Tax returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Tax Returns” and individually a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns and all Taxes otherwise due on or before the Effective Time have been or will be paid on or before such date. Except to the extent that an appropriate reserve for Taxes has been established on the Company Financial Statements, all information included on such Tax Returns is correct and complete in all material respects. The Company Financial Statements contained in the Company SEC Reports (i) accrue in accordance with GAAP all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Company Balance Sheet and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Company Balance Sheet included in the Company Financial Statements with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after the date of the Company Balance Sheet, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Company Balance Sheet has been incurred by the Company other than in the ordinary course of business and adequate provision has been made by the Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be so withheld and paid. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2003, have been examined and closed. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened in writing against or with respect to the Company in respect of any Tax or assessment. There are no liens for Taxes (other than Permitted Liens) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. All material elections with respect to the Company’s Taxes made during the fiscal years ending December 31, 2001, 2002 and 2003 are reflected on the Company’s Tax Returns for such periods, copies of which have been provided to Parent. The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.16, the term “the Company” means the Company and any entity included in, or required under GAAP to be included in, any of the Company Financial Statements.

SECTION 3.17 Interested Party Transactions. No director, officer or other affiliate of the Company (or any member of the immediate family of any director or officer) has, directly or indirectly, (i) an economic interest in any person who is a Significant Customer or Significant Supplier; (ii) an economic interest in any Contract included in Section 3.12 of the Company Disclosure Letter; or (iii) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.17. The Company and the Company Subsidiaries have not, since December 31, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Company Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies. To the Company’s knowledge, no officer or director of the Company or any Company Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

SECTION 3.18 Insurance. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and the Company Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable on or prior to the date of this Agreement under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 3.19 Board Approval; Vote Required.

(a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement.

(b) The only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and the other transactions contemplated by this Agreement is the Company Stockholder Approval.

SECTION 3.20 State Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement and the Company Voting Agreements or the consummation of the Merger. No other state takeover statute is applicable to this Agreement, the Company Voting Agreements or the Merger.

SECTION 3.21 Opinion of Financial Advisor. The Company has received the opinion (which shall be confirmed in writing) of First Albany Capital Inc. (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of the Company Common Stock (other than holders who are parties to a Company Voting Agreement) is fair from a financial point of view to such holders, a copy of which opinion will be delivered to Parent solely for informational purposes promptly after the date of this Agreement.

SECTION 3.22 Brokers; Advisors. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent a true and complete copy of the agreement pursuant to which the Company Financial Advisor is entitled to fees and expenses in connection with the transactions contemplated by this Agreement.

SECTION 3.23 Customers and Suppliers.

(a) The Company has no outstanding material dispute concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2003 or the nine months ended September 30, 2004 was one of the ten largest sources of revenue for the Company, based on amounts paid or payable during such periods (each, a “Significant Customer”). Each Significant Customer is listed on the Schedule 3.23(a) of the

Company Disclosure Letter. The Company has not received any written notice from any Significant Customer, nor does the Company have any other knowledge (without any inquiry by the Company of the Significant Customer), that such Significant Customer will not continue as a customer or distributor of the Company after the Closing or that any such customer intends to terminate or materially modify existing contracts with the Company, including, without limitation, reducing the amount paid to the Company for products and services.

(b) The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2003 or the nine months ended September 30, 2004 was one of the ten largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 3.23(b) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any written notice from any Significant Supplier, nor does the Company have any knowledge (without any inquiry by the Company of the Significant Supplier) that, such supplier shall not continue as a supplier to the Company or such Subsidiary after the Closing or that such supplier intends to terminate or materially modify existing contracts with the Company or such Subsidiary.

SECTION 3.24 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

SECTION 3.25 No Illegal Payments Neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer or employee of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any current director, officer or employee of the Company or any Company Subsidiary has accepted or received any unlawful contributions, payments, gifts or expenditures.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement dated as of the date of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify, only the corresponding section in this Article IV and any other section in this Article IV where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure could reasonably be expected to apply to such other section.

SECTION 4.01 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals has not had, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub or on the ability of Parent or Merger Sub to consummate the Merger. Parent is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub or on the ability of Parent or Merger Sub to consummate the Merger.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

SECTION 4.03 Parent Board Approval. The Board of Directors of the Parent, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of the Parent and its stockholders, and (ii) approved this Agreement and the Merger.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made or complied with, conflict with or violate any Law applicable to Parent or Merger Sub by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any asset of Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent and Merger Sub.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the HSR Act, any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities that the parties mutually agree are necessary and the filing and recordation of the Certificate of Merger as required by the DGCL, and as set forth in Section 4.03(b) of the Parent Disclosure Letter and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications which if not obtained or made could not reasonably be expected to be material to the Company or Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.05 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.06 Brokers. No broker, finder or investment banker (other than Bear Stearns & Co. Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.07 Financing. Parent possesses and will possess at the Effective Time sufficient cash funds to pay all required cash amounts to the Company’s stockholders pursuant to Article II of this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter or as specifically contemplated or required by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld):

(i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, alliance partners and other persons with which the Company or any Company Subsidiary has business relations.

By way of amplification and not limitation, except as contemplated or required by this Agreement, as would otherwise be inconsistent with applicable Law, or as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (provided, however, that with respect to paragraphs (c), (f), (g), (h), (i), (j), (k), (l), (m) or (n), such consent shall not be unreasonably withheld):

(a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest in the Company or any of its Subsidiaries other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Option Plans or pursuant to the Company Purchase Plan, (ii) the issuance of shares of Company Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement, (iii) the grant of options to purchase up to 1,500,000 shares of Company Common Stock in the aggregate, with each such grant to be made in the ordinary course of business consistent with past practice, and at an exercise price equal to the then fair market value of a

Share, provided that (x) no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement (other than any options issued pursuant to existing agreements that expressly provide for the issuance of options upon such terms) whether or not in connection with any other event, including termination of employment and (y) the vesting and other principal terms of such options shall be consistent with the description set forth in Section 5.01(a) of the Company Disclosure Letter, and provided further that no such options may be granted to senior vice-presidents or other executive officers, or (iv) the grant of options under one or more Company Stock Option Plans to one or more of A. Leigh Powell, Terrence M. Nicholson, Leonard Rainow, Kevin Harris and Robert Schwartz, with each such grant to be made at an exercise price equal to the Per Share Merger Consideration, provided that number of shares subject to such options and the vesting and other principal terms of such options shall be as prescribed by the Employment Agreements between such individuals and Parent;

(b) amend or change the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(c) sell, assign, pledge, lease, license, dispose of, grant, encumber, terminate, abandon, transfer or authorize for any sale, assignment, pledge, lease, license, disposition, grant, encumbrance, termination, abandonment or transfer any material assets of the Company or any Company Subsidiary, including, without limitation, any Company Intellectual Property of the Company or any Company Subsidiary, except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) involving obsolete or worthless assets;

(d) authorize, declare, set aside, or make a dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary other than payment of dividends to wholly-owned Company Subsidiaries;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary (other than pursuant to the repurchase of shares of Company Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to terms of agreements (including at the purchase price specified therein) under which the Company has the option to repurchase such shares upon the termination of employment or service);

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in or any assets of any corporation, partnership, other business organization or any division thereof other than purchases of goods, services and other assets made in the ordinary course of business consistent with past practice;

(g) incur any indebtedness for borrowed money (other than accounts payable incurred in the ordinary course of business) or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances except to employees in the ordinary course of business;

(h) other than contracts or agreements entered into in the ordinary course of business, enter into contracts or agreements that would be considered Company Contracts, or materially modify, amend or terminate any such existing contract or agreement;

(i) make or authorize any capital expenditures in excess of $100,000 in the aggregate, other than capital expenditures reflected in the Company’s capital expenditure budget for the 2004 or 2005 fiscal years each as set forth in Schedule 5.01 of the Company Disclosure Letter;

(j) waive any stock repurchase rights or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans (excluding any net exercise provisions under the

Company Stock Option Plans), except as specifically required by the terms of such plans or any agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

(k) except as required by applicable Law or the terms of an existing agreement, increase, or agree to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to the Company’s officers or employees who earn more than $50,000, except for increases in accordance with past practices or in compliance with existing agreements, or grant any rights to severance or termination pay to, or enter into any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary who earns at least $50,000, or hire any individual for a vice-president or other executive officer position, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of ERISA that may be required by law;

(l) make or change any material Tax election (including any election relating to the Company’s Tax accounting period or Tax accounting method), change any annual accounting period, file any amended Tax Return involving any material amount of Taxes, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action, other than actions taken or not taken in the ordinary course of business consistent with past practice, that would have the effect of increasing the Tax liability in any material respect of the Company or any Company Subsidiary or Parent;

(m) take any action, other than as required by GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

(n) (i) grant any license with respect to any Company Intellectual Property, other than the license of Company software in the ordinary course of business, or (ii) other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

(o) agree in writing or otherwise to take any of the actions described in Section 5.01(a) through (n) above.

SECTION 5.02 Notification of Certain Matters. The Company shall give prompt notice to Parent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement made by it to be untrue or inaccurate such that the conditions to closing in Section 7.02(a) hereof would not be satisfied as of the Closing Date or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it in any material respect, (b) any failure or inability of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the termination of employment, whether voluntary or involuntary, of any employee of the Company or any Company Subsidiary who earns more than $50,000; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the Company, as the case may be, or the conditions to the obligations of the parties hereto to consummate the Merger.

SECTION 5.03 Litigation. The Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such that (i) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the operations of the Company as currently conducted or result in damages settlement or award in excess of $100,000 or (ii) could result in the Company having to license the intellectual property rights of a third party or the granting of a license to Company Intellectual Property to a third party.

SECTION 5.04 Control of Operations. Nothing contained in this Agreement shall give the Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Subject to Section 5.01, the Company shall have complete control and supervision of its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval of the Merger and adoption of this Agreement. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable following approval by the SEC, the Company shall mail the Proxy Statement to its stockholders.

(b) Subject to paragraph (c) of this Section 6.01, the Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the stockholders of the Company to vote in favor of the adoption of this Agreement and neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders adopt this Agreement.

(c) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement shall prevent the Company’s Board of Directors from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the Merger in a manner adverse to Parent if (i) a Superior Proposal (as defined in Section 6.04 below) is made and is not withdrawn, (ii) the Company shall have provided written notice to Parent as promptly as practicable (and, in any event, within the next business day) advising Parent that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the person or entity making such Superior Proposal (a “Notice of Superior Proposal”), (iii) Parent shall not have, within five business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that the Company’s Board of Directors determines in its good faith judgment to be at least as favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Company’s Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its external legal counsel, that, in light of such Superior Proposal, the failure of the Company’s Board of Directors to withhold, withdraw, amend, modify or change its recommendation is reasonably likely to result in a breach of its fiduciary obligations to the Company and its stockholders under applicable Law and (v) the Company shall not have intentionally breached any of the restrictions set forth in Section 6.04 or this Section 6.01(c). The Company shall use its commercially reasonable efforts to provide Parent with at least one business day’s notice of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Competing Transaction (as defined in Section 6.04 below). Nothing contained in this Section 6.01(c) shall limit the Company’s obligation to convene and hold the Company Stockholders’ Meeting for the purpose of considering approval of the Merger and adoption of this Agreement (regardless of whether the recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

(d) No amendment or supplement to the Proxy Statement will be made by the Company without the approval of the Parent (such approval not to be unreasonably withheld or delayed) or as otherwise required by Law. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or is staff or any other government officials, on the other hand.

(e) The information supplied by Parent for inclusion or incorporation by reference into in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (ii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company.

(f) The information supplied by the Company for inclusion or incorporation by reference into in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (ii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 6.02 Company Stockholders’ Meeting. The Company shall (i) call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, (ii) use its commercially reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is deemed definitive following the resolution of any comments from the SEC or its staff and (iii) in any event call such Company Stockholders’ Meeting so that such meeting is scheduled to be held within 45 days after the date on which the Proxy Statement is deemed definitive. Subject to Section 6.01(c), the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

SECTION 6.03 Access to Information; Confidentiality.

(a) Except as required pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall (and shall its subsidiaries to): (i) provide to Parent (and its officers, directors, employees, subsidiaries, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the appropriate individuals, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Parent or its Representatives may reasonably request.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Non-Disclosure Agreement dated June 14, 2004 (the “Non-Disclosure Agreement”), between the Company and Parent. All information obtained by the parties pursuant to (a) above shall be subject to the Non-Disclosure Agreement.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

SECTION 6.04 No Solicitation of Transactions.

(a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or is reasonably likely to lead to, any Competing Transaction (as defined in paragraph (b) of this Section 6.04), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. The Company shall promptly notify Parent if any proposal, offer or inquiry regarding a Competing Transaction is made, and the Company shall promptly inform Parent as to the material details of any such proposal, offer or inquiry, including, without limitation, the identity of the party making any such proposal, offer or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to a Competing Transaction to which it is a party. Notwithstanding anything to the contrary in this Section 6.04, the Company may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, bona fide proposal or offer regarding a Competing Transaction only if the Company’s Board of Directors has (i) concluded after consultation with the Company’s external legal counsel and its financial advisor that such proposal or offer constitutes or could reasonably lead to a Superior Proposal (as defined below), (ii) has concluded, after consultation with its external legal counsel, that, in light of such Competing Transaction, the failure to furnish such information or enter into discussions or negotiations is reasonably likely to result in a breach of its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided notice to Parent of its intent to furnish information or enter into discussions or negotiations with such person at least one business day prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has intentionally breached this Section 6.04(a); provided further, however, that the Company’s Board of Directors shall furnish to Parent all information provided to the person who has made the Competing Transaction to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Competing Transaction.

(b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; or (iii) a tender offer or exchange offer for, or an offer to purchase directly from the Company, 15% or more of the outstanding voting securities of the Company.

(c) A “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its stockholders) would own, if consummated, at least 80% of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or at least 80% of the overall fair market value of the assets of the Company and the Company Subsidiaries taken as a whole (i) that is not attributable to a material breach by the Company of Section 6.04(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company determines, in its good faith, reasonable judgment (after consultation with the Company’s external legal counsel and its financial advisor), to be more favorable to the Company stockholders than the terms of the Merger after taking into account whether any financing required to consummate the transaction contemplated by such offer or proposal is committed or reasonably likely to be obtained by such third party on a timely basis.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions with respect to indemnification, advancement and director and officer exculpation set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law and prior notification is given to such affected persons.

(b) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law and as required by any indemnification agreements of the Company (as each is in effect on the date hereof), indemnify and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each such person that served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Nothing contained herein shall make Parent, Merger Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies that may provide coverage for any of the foregoing, nor shall this Section 6.05 relieve the obligations of any insurer in respect thereto. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall advance or pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and following the execution of an undertaking by the Indemnified Party to repay such advanced amounts if upon final resolution it is ultimately determined such Indemnified Person is not entitled to indemnification and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Nothing in this Section 6.05 shall supersede any agreements in effect as of the date hereof between the Company and an Indemnified Party

(c) Subject to the next sentence, for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including with respect to the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance; provided further that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be obtained as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the current annual premium paid by the Company for such insurance. The provisions of this Section 6.05(c) shall be deemed to have been satisfied if, with the cooperation of the Company, Parent obtains prepaid policies prior to the Closing which policies provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time.

(d) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

SECTION 6.06 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.07 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and as agreed by Parent and the Company and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

(b) Parent and the Company shall, as soon as practicable after the date of this Agreement, file notifications under the HSR Act (requesting early termination of the waiting period under the HSR Act) and make any required antitrust filings in foreign jurisdictions and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. Each of the parties shall defend against and respond to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to the Merger, including using reasonable commercial efforts to have lifted, vacated or reversed any injunction, order, decree, stay or temporary restraining order entered by any court or other Governmental Entity or any other legal bar to the consummation of Merger, including all possible appeals. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Section 6.07, Parent shall not be required to agree to (i) the divestiture (including, without limitation, through a licensing arrangement) by Parent, any of Parent’s subsidiaries, the Company or any Company Subsidiary of any material part of any of their respective businesses, product lines or assets, taken as a whole, or (ii) the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(c) Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

SECTION 6.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of The Nasdaq National Market, each of Parent and the Company shall use its commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 6.09 Commercially Reasonable Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

SECTION 6.10 Employee Benefits.

(a) All employees of the Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees. The employees of the Company shall be eligible to participate in the employee benefit plans of Parent on terms and conditions no less favorable than those offered to similarly situated employees of Parent. Parent will cause such employee benefit plans to take into account, for purposes of eligibility and vesting, services by employees of the Company and the Company Subsidiaries as if such services were with Parent to the same extent that such service was credited under a comparable plan of the Company.

(b) Parent agrees that, from and after the first enrollment date under the Parent Purchase Plan following the Effective Time, the employees of Company or any Company Subsidiary that become employees of Parent or any Parent Subsidiary may participate in the Parent Purchase Plan.

(c) The Company shall take all necessary corporate action to terminate its 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Closing. Parent shall receive from the Company evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to reasonable review of Parent), effective as of the date immediately preceding the Closing Date.

(d) The Company shall take all necessary corporate action to terminate prior to the Closing, the Company Benefit Plans identified by Parent in writing to the Company at least ten business days prior to the Closing. The Company shall provide Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Company Benefit Plans.

SECTION 6.11 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of options for Parent Common Shares upon conversion of the Assumed Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information regarding the Company Insiders, and the number and description of the Assumed Company Stock Options held by each such Company Insider and expected to be converted into options for Parent Common Shares in connection with the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

SECTION 6.12 Employment Agreements. Simultaneously with the execution of this Agreement, the employees of the Company identified in Section 6.12 of the Company Disclosure Letter shall enter into employment agreements (the “Employment Agreements”) with Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of each party of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or executive order, whether temporary, preliminary or permanent (an “Order”), that is then in effect and has, or would reasonably be expected to have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law (or any approval thereunder) shall have expired or been terminated.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date, as though made at and as of the Closing Date, except, in the case of clause (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Company Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Section 3.03, such representations and warranties shall be true and correct in all respects (other than for such changes resulting from (v) the granting of Company Stock Options permitted under Section 5.01(a), (w) the forfeiture of Company Stock Options by the holders of such Company Stock Options, (x) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants, (y) the issuance of securities for which the Company has received prior approval from Parent, and (z) the issuance of Company Common Stock pursuant to the Company Purchase Plan), and (B) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all respects as of such date (it being understood that, for purposes of determining the accuracy of the Company’s representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company with respect to the foregoing.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Employment Agreements. The Employment Agreements between Parent and each of the individuals listed on Schedule 7.02(c) of the Company Disclosure Letter shall be in full force and effect as of the Effective Time and shall not have been anticipatorily breached or repudiated by any such individual.

(d) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity is (i) challenging the Merger or the other transactions contemplated by this Agreement or (ii) seeking to (A) prohibit or impair Parent’s ability to own or operate a material portion of the business and assets of the Company and the Company Subsidiaries, taken as a whole, from and after the Effective Time or a material portion of the business or assets of Parent and its Subsidiaries, taken as a whole (including, without limitation, through any divestiture, licensing or hold separate arrangement), or (B) prohibit or materially limit Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(e) Consents. All consents, approvals and authorizations set forth on Section 7.02(e) of the Company Disclosure Letter shall have been obtained.

(f) Dissenters. No more than 5% of the Company Common Stock outstanding shall have demanded appraisal rights under the DGCL.

(g) Board and Officer Resignations. The Company shall have received written letters or resignation from the members of the Board of Directors and officers of the Company and the Company Subsidiaries that are listed on Section 7.02(g) of the Company Disclosure Letter, in each case effective at the Effective Time.

(h) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 “FIRPTA” Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date, as though made at and as of the Closing Date, except, for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all material respects as of such date. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent with respect to the foregoing.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Employment Agreements. The Employment Agreements between Parent and each of the individuals listed on Section 7.02(c) of the Company Disclosure Letter shall be in full force and effect as of the Effective Time (other than any such Employment Agreement that has been breached, or anticipatorily breached or repudiated, by a party thereto other than Parent).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before May 1, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has caused the failure of the Merger to occur on or before such date; provided, further, if the Effective Time shall not have occurred due to the need to comply with domestic or foreign regulatory requirements, the date set forth above in this clause (i) shall be extended to July 1, 2005;

(ii) if there shall be any Order which is final and nonappealable (a) preventing the consummation of the Merger, (b) prohibiting Parent’s or the Company’s ownership or operation of a material portion of the business of the Company as a result of the Merger or (c) compelling Parent or the Company to dispose of or hold separate, as a result of the Merger, a material portion of the business or assets of the Company or Parent (provided, that the party seeking to terminate pursuant to this Section 8.01(b)(ii) shall have used commercially reasonable efforts to have any such Order vacated or lifted); or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof.

(c) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its recommendation of the adoption of this Agreement or the approval of the Merger in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (iii) the Board of Directors of the Company fails to reject a Competing Transaction within 15 business days, or such shorter period as required by Law, following receipt by the Company of the written proposal for such Competing Transaction, (iv) the Company shall have failed to include in the Proxy Statement the recommendation of the Company’s Board of Directors in favor of the approval of the Merger or adoption of this Agreement, (v) the Company shall have intentionally breached its obligations under Section 6.04 or (vi) a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within 15 business days, or such shorter period as required by Law, against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.02(a) or (b) would not be satisfied (“Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company within 30 days from notice to the Company of the occurrence of such Terminating Company Breach through the exercise of its commercially reasonable efforts and for as long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(d) until the expiration of such 30-day period; provided, further, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) at any time during which Parent would be unable to satisfy the conditions to closing in Sections 7.03(a) or (b);

(e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent and Merger Sub within 30 days from notice to Parent of the occurrence of such Terminating Parent Breach through the exercise of their respective commercially reasonable efforts and for as long as Parent and Merger Sub continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(e) until the expiration of such 30-day period; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) at any time during which the Company would be unable to satisfy the conditions to closing in Sections 7.02(a) or (b).

SECTION 8.02 Effect of Termination. Except as provided in Sections 8.05 and 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement unless the Company is obligated to pay the Termination Fee, in which case neither Parent nor Merger Sub shall have any further remedies against the Company, its officers, directors, employees, stockholders or agents as a result of a breach of any of the Company’s representations and warranties or a willful breach of any of the Company’s covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto to the fullest extent permitted by law by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would require the approval of the stockholders of the Company under applicable law without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05 Expenses.

(a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses if the Merger is not consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and filing fees payable under the HSR Act and foreign antitrust filings; provided, further that if the Merger is consummated all other Expenses shall be paid by Parent. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under the HSR Act or other similar domestic or foreign regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

(b) The Company agrees that the Company shall pay to Parent an amount equal to the sum of $2,450,000 (the ”Termination Fee”):

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c); or

(ii) if the Company or Parent, as the case may be, shall terminate this Agreement pursuant to Section 8.01(b)(iii) hereof and at or prior to the time of the Company Stockholders’ Meeting a Competing Transaction shall have been disclosed, announced, commenced, submitted or made to the stockholders of the Company or to the Company, the Company’s Board of Directors shall have withdrawn, withheld, amended, modified or changed its recommendation of the adoption of this Agreement in response to, or failed to recommend against, such Competing Transaction and within 12 months of the date of the termination of this Agreement a Competing Transaction shall have been consummated.

(c) Any payment required to be made pursuant to Section 8.05(b) shall be made to Parent not later than two business days after delivery to the Company of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the 60th day after Parent delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by Parent.

(d) In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to collect the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel), in connection with the collection under and enforcement of this Section 8.05, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Sections 6.03(b), 6.05, 6.08 and 6.10 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b), 6.08, 8.02 and 8.05 and this Article IX shall survive termination of this Agreement.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Selectica, Inc.
3 West Plumeria Drive
San Jose, CA 95134
Facsimile No.: (408) 570-9705
Attention: Vincent G. Ostrosky, President and Chief Executive Officer

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Facsimile No.: (650) 321-2800
Attention: Christopher D. Dillon
Brooks Stough

if to the Company:

I-many, Inc.
399 Thornall Street, 12th Floor
Edison, NJ 08837
Facsimile No.: (207) 828-0492
Attention: A. Leigh Powell, President and Chief Executive Officer

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Facsimile No.: (212) 969-2900
Attention: Lauren K. Boglivi

SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

(b) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of San Francisco or in the City of New York;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “knowledge” or “known” means, with respect to the Company, the actual knowledge, after reasonable due inquiry, of A. Leigh Powell, Terrence M. Nicholson, Kevin M. Harris, Robert G. Schwartz, Jr. or Leonard Rainow.

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in it sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent or (c) one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”), provided, however, that (1) no such assignment shall relieve Merger Sub of any of its obligations under this Agreement and (2) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties here to and any such Assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Expect as provided for in Article II and Section 6.05, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.07 Governing Law; Forum.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery in the State of Delaware may not exercise jurisdiction, the federal courts of the United States of America located in Delaware) in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 9.08 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 9.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

SECTION 9.12 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), the Company Voting Agreements and the Employment Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELECTICA, INC.

By:	/s/ Vincent G. Ostrosky
Name:	Vincent G. Ostrosky
Title:	President & CEO

INDIGO MERGER CORPORATION

By:	/s/ Vincent G. Ostrosky
Name:	Vincent G. Ostrosky
Title:	President & CEO

I-MANY, INC.

By:	/s/ A. Leigh Powell
Name:	A. Leigh Powell
Title:	CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

APPENDIX B

[LETTERHEAD OF FIRST ALBANY CAPITAL INC.]

December 2, 2004

Board of Directors

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, New Jersey 08837

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be received by holders of the common stock (other than holders who execute Voting Agreements as defined below) of I-many, Inc. (“I-many”) pursuant to an Agreement and Plan of Merger to be entered into among Selectica, Inc. (“Selectica”), Indigo Merger Corporation, a wholly owned subsidiary of Selectica (“Sub”), and I-many (the “Agreement”). The Agreement provides for, among other things, the merger of Sub with and into I-many (the “Merger”) as a result of which each outstanding share of the common stock, par value $0.0001 per share, of I-many (“I-many Common Stock”) will be converted into the right to receive $1.55 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement and related Voting Agreements to be entered into by certain stockholders of I-many in connection with the Merger (“Voting Agreements”).

In connection with rendering our opinion, we have reviewed a draft dated December 1, 2004 of the Agreement, and have reviewed and analyzed certain information relating to I-many, including: certain publicly available business and financial information relating to I-many, certain internal financial statements and related information of I-many prepared by the management of I-many, and other financial information concerning the business and operations of I-many provided to us by the management of I-many, including, but not limited to, financial and operating budgets, analyses and forecasts of I-many. We also have discussed with members of the senior management of I-many the past and current business operations, financial condition and future prospects of I-many, as well as other matters believed to be relevant to our analysis. Further, we considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant to our analysis, including, to the extent publicly available, the financial terms of transactions that we deemed relevant in evaluating the Merger, as well as historical stock prices and trading volumes for I-many Common Stock and certain publicly available information relating to other companies we believed to be generally comparable to I-many. Our opinion is based on market, economic and other conditions and circumstances involving I-many and its industry as they exist today and which, by necessity, can only be evaluated by us on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

In conducting our review and arriving at our opinion, we have relied and assumed, with your consent, upon the accuracy and completeness of all of the financial and other information provided to or discussed with us by I-many or otherwise publicly available, and further have assumed with your consent that there have been no material changes in I-many’s business operations, financial condition or prospects since the respective dates of such information. As you are aware, the management of I-many has not prepared, and we have not been provided with, financial forecasts for I-many beyond calendar year 2006. With respect to the forecasts and other estimated data (including the underlying assumptions and bases therefor) utilized in our analyses, we been advised by the management of I-many, and have assumed at your direction, that such forecasts and data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of I-many as to the future financial condition and

The Board of Directors

I-many, Inc.

December 2, 2004

performance of I-many. We have not assumed responsibility for independently verifying any information reviewed by us, nor have we had any such information independently verified. We have not conducted a physical inspection of any of the assets, properties or facilities of I-many, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities or any liabilities (contingent or otherwise) of I-many.

We further have assumed with your consent that the Merger will be consummated in accordance with the terms described in the Agreement, without amendments, modifications or waivers thereto, and that all governmental, regulatory or other approvals and consents required for the Merger will be obtained without any adverse effect on I-many or the Merger. Representatives of I-many have advised us, and we also have assumed, that the final terms of the Agreement will not vary materially from the draft reviewed by us.

We have not been requested to, and we did not, participate in the negotiation or structuring of the Merger, nor have we been requested to, and we did not, in connection with our engagement with respect to the Merger solicit third party indications of interest in the possible acquisition of all or any part of I-many. We express no view as to, and this opinion does not address, the underlying business decision of the Board of Directors of I-many to proceed with the Merger or the relative merits of the Merger as compared to any alternative business strategy or transaction that may exist for I-many. It is understood that our opinion has been prepared for the benefit of the Board of Directors of I-many for use in its evaluation of the Merger and does not constitute a recommendation as to any matter to be presented to stockholders of I-many.

First Albany Capital Inc. (“First Albany”) will receive a fee upon delivery of this opinion and also will receive a fee upon consummation of the Merger. First Albany has provided financial advisory services to I-many in the past with respect to other transactions and has received fees in connection therewith.

First Albany is a full service investment bank and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of I-many or Selectica.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of I-many Common Stock (other than holders who execute Voting Agreements in connection with the Merger) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ FIRST ALBANY CAPITAL INC.

FIRST ALBANY CAPITAL INC.

APPENDIX C

SECTION 262 OF THE DELAWARE

GENERAL CORPORATION LAW

APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c., of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

I-MANY, INC.

SPECIAL MEETING OF STOCKHOLDERS

            ,             , 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY.

The undersigned, having received notice of the special meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints A. Leigh Powell and Robert G. Schwartz, Jr. (with full power of substitution), as proxies of the undersigned, to attend the special meeting of stockholders of I-many, Inc. (the “Company”) to be held on             , 2005 at     :    , local time, at             , and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the special meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

YOU CAN SUBMIT YOUR PROXY BY INTERNET, TELEPHONE, FAX OR MAIL.

PLEASE USE ONLY ONE OF THESE FOUR VOTING METHODS

BY MAIL		BY TELEPHONE		THROUGH THE INTERNET		BY FAX
Mark, sign and date your proxy card and return it in the enclosed envelope to: Attn:	OR	(Available only until : p.m. on , 2005) Call toll free on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to enter the control number in the box below; then just follow the simple instructions.	OR

(Available only until     :     p.m.          on             , 2005)

Access the website at                                      to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to enter the control number in the box below; then just follow the simple instructions.

					OR	Mark, sign and date your proxy card and fax it to the attention of at .

IF YOU VOTE BY FAX, TELEPHONE OR THROUGH THE INTERNET, PLEASE DO

NOT MAIL BACK THIS PROXY CARD.

☒	Please mark votes as in this example.

A proposal to adopt the Agreement and Plan of Merger, dated as of December 3, 2004, by and among Selectica, Inc., Indigo Merger Corporation and I-many, Inc.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION, INCLUDING WITH RESPECT TO PROCEDURAL MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING, SUCH AS A MOTION TO ADJOURN IN THE ABSENCE OF A QUORUM OR A MOTION TO ADJOURN FOR OTHER REASONS, INCLUDING TO SOLICIT ADDITIONAL VOTES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY BELOW.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Stockholder(s) sign here                                      Date

NOTE:	Please sign exactly as name appears hereon. When Shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.